UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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ARRAY DIGITAL INFRASTRUCTURE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

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Array Digital Infrastructure, Inc. SM
500 W. Madison Street, Suite 810 Chicago, Illinois 60661 Phone: (866) 573-4544

August 26, 2025

Dear Fellow Shareholders:
You are cordially invited to attend the 2025 annual meeting of shareholders ("2025 Annual Meeting") of Array Digital Infrastructure, Inc. f/k/a United States Cellular Corporation ("Array" or the "Company") on Thursday, October 9, 2025, at 8:30 a.m., Central Time. The meeting will be held virtually.
The Notice of the 2025 Annual Meeting of Shareholders and 2025 Proxy Statement ("2025 Proxy Statement") of our Board of Directors is attached. Also enclosed is our 2024 Annual Report on Form 10-K ("2024 10-K"). At the 2025 Annual Meeting, shareholders are being asked to take the following actions:
1.     elect the director nominees named in the attached 2025 Proxy Statement;
2.     ratify the selection of independent registered public accounting firm for the current fiscal year;
3.     approve amendments to the Company’s Restated Certificate of Incorporation (the “Charter”) to reflect changes in the Company's business as a result of the recently-closed transaction with T-Mobile (the “Charter Amendments”); and
4.     approve, on an advisory basis, the compensation of our named executive officers as disclosed in the attached 2025 Proxy Statement (commonly known as "Say-on-Pay").
Your Board of Directors unanimously recommends a vote "FOR" its nominees for election as directors, "FOR" the proposal to ratify accountants, "FOR” the Charter Amendments, and "FOR" the Say-on-Pay proposal.
The annual meeting will be held in a virtual format only.
We would like to have as many shareholders as possible represented at the 2025 Annual Meeting. Therefore, whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card(s), or vote on the Internet in accordance with the instructions set forth on the proxy card(s).

Very truly yours,

Walter C. D. Carlson	Douglas W. Chambers

Chair	President and CEO

Dear Shareholders:

The Company has undergone significant changes in 2025.
In May 2024, UScellular announced that it had entered into an agreement to sell its wireless operations and select spectrum assets to T-Mobile, US Inc. for $4.4 billion, including up to $2 billion of assumed debt.
The transaction closed on August 1, 2025 and United States Cellular Corporation changed its name to Array Digital Infrastructure, Inc. (“Array”). The common stock continues to trade on the New York Stock Exchange and the ticker was changed from USM to AD.
Additionally on August 1, 2025, your Board of Directors declared a special cash dividend payment of $23.00 per share payable on August 19, 2025, to shareholders of record as of August 11, 2025.
With the close of the T-Mobile transaction, Array is operating primarily as a tower business with over 4,400 owned towers. Array also owns wireless spectrum and equity-method investments. The company has entered into agreements to sell additional spectrum licenses and will continue to look for opportunities to monetize its remaining spectrum.
Board and Executive Leadership Changes
At closing, Douglas W. Chambers became interim President and Chief Executive Officer of Array. Prior to that Mr. Chambers served as Executive Vice President, Chief Financial Officer and Treasurer. As interim President and CEO of Array, he will be responsible for overseeing operations and strategic initiatives related to the portfolio of 4,400 owned towers, equity method investment interests and retained wireless spectrum.
Vicki L. Villacrez has now assumed the position of Executive Vice President, Chief Financial Officer and Treasurer of Array. Ms. Villacrez has been a member of the Board of Directors of TDS since 2023 and a member of the Array Board since 2022. Ms. Villacrez also serves as TDS’ Executive Vice President and Chief Financial Officer.
Concurrent with the closing, the Board reduced its size from 13 to 9 members and Deirdre C. Drake, Michael S. Irizarry, Gregory P. Josefowicz, Cecelia D. Stewart and Laurent C. Therivel resigned from Board. In addition, Joseph R. Hanley joined the Board.
Also at closing Michael S. Irizarry, Kevin R. Lowell and Laurent C. Therivel ceased to be executive officers of the company.
Also, on August 1, 2025, Walter C. D. Carlson succeeded LeRoy T. Carlson, Jr. as Chair of Array.
Previously, Kenneth Dixon joined the Board replacing James Butman effective July 1, 2025.
Board Committee Changes
Harry J. Harczak, Jr., Esteban C. Iriarte and Xavier D. Williams will continue as independent directors of the Array Board, and the Board appointed Mr. Iriarte to serve on the Audit Committee.
The full Array board will assume the responsibilities that were previously delegated to the Long-Term Incentive Compensation Committee, which was dissolved upon the closing of the transaction with T-Mobile.

ARRAY DIGITAL INFRASTRUCTURE, INC.
2025 PROXY STATEMENT

Proxy Statement Summary

Annual Meeting Information
Date and Time	October 9, 2025 at 8:30 a.m. Central Time
Place	Virtual
Record Date	August 15, 2025
Webcast	investors.arrayinc.com/events-and-presentations/

Governance Highlights
•Annual election of all directors
•Directors, officers and certain other employees prohibited from pledging or hedging shares
•The positions of Chair of the Board of Directors and President/Chief Executive Officer are separate
•Annual self-assessment of board and its committees
•Limits on other public board service
The following is a summary of the actions being taken at the 2025 Annual Meeting and does not include all the information that may be important to you. You should carefully read this entire Proxy Statement and not rely solely on the following summary.
Proposal 1—Election of Directors
Under the terms of Array's Restated Certificate of Incorporation ("Restated Charter"), the terms of all directors will expire at the 2025 Annual Meeting.
The holders of Common Shares are entitled to elect three directors. Your Board of Directors has nominated the following persons for election as directors by the holders of Common Shares: Harry J. Harczak, Jr., Esteban C. Iriarte, and Xavier D. Williams.
Telephone and Data Systems, Inc. ("TDS"), as the sole holder of Series A Common Shares, is entitled to elect six directors. Your Board of Directors has nominated the following persons for election as directors by the holder of Series A Common Shares: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Douglas W. Chambers, Kenneth S. Dixon, Joseph R. Hanley and Vicki L. Villacrez.

Our 2025 Director Nominees

Name	Age	Director Since	Independent	Principal Occupation
LeRoy T. Carlson, Jr.**	78	1984		Vice Chair, TDS
Walter C. D. Carlson**	71	1989		Chair of the Board, President and CEO, TDS
Douglas W. Chambers**	56	2023		President and CEO, Array
Kenneth S. Dixon**	56	July 2025		President and CEO, TDS Telecommunications LLC ("TDS Telecom"), a wholly owned subsidiary of TDS
Joseph R. Hanley**	58	August 2025		Senior Vice President-Strategy and Corporate Development, TDS
Harry J. Harczak, Jr.*	69	2003	X	Managing Director of Sawdust Capital, LLC
Esteban C. Iriarte*	53	2022	X	Former Executive Vice President and Chief Operating Officer, Latin America, Millicom International Cellular S.A.
Vicki L. Villacrez**	63	2022		Executive Vice President and Chief Financial Officer of TDS
Xavier D. Williams*	57	2023	X	CEO of Network Wireless Solutions, LLC
*To be elected by Common Shares **To be elected by Series A Common Shares
Kenneth Dixon was initially elected by the Board of Directors effective July 1, 2025 to fill the vacancy on the Board created by the resignation of James Butman. Mr. Dixon was recommended as a candidate by TDS.
Joseph R. Hanley was initially elected by the Board of Directors on August 1, 2025, to fill a vacancy on the Board. He was recommended as a candidate by TDS.
Proposal 2—Ratification of Independent Registered Public Accounting Firm
As in prior years, shareholders are being asked to ratify PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm for the year ending December 31, 2025.
Proposal 3—Charter Amendments
Shareholders are being asked to approve amendments to the Company’s Restated Certificate of Incorporation to reflect changes in the Company's business as a result of the recently-closed transaction with T-Mobile. Specifically, the amendments would update the description of Array’s current business in (i) a section of the Charter relating to the business in which the Company may engage without TDS’ consent and (ii) in a section of the Charter relating to corporate opportunities that may be claimed by the Company.
Proposal 4—Advisory Vote to Approve Executive Compensation or "Say-on-Pay"
Shareholders are being asked to approve, on an advisory basis, the compensation of our named executive officers for 2024.

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS AND 2025 PROXY STATEMENT
TO THE SHAREHOLDERS OF
ARRAY DIGITAL INFRASTRUCTURE, INC.
We will hold the 2025 annual meeting of shareholders ("the 2025 Annual Meeting") of Array Digital Infrastructure, Inc. ("Array" or the "Company"), a Delaware corporation virtually, on Thursday, October 9, 2025, at 8:30 a.m., Central Time. At the meeting, we are asking shareholders to take the following actions:
1.     To elect the director nominees named in this proxy statement.
2.     To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2025.
3.     To approve amendments to the Company’s Restated Certificate of Incorporation to reflect changes in the Company's business as a result of the recently-closed transaction with T-Mobile (the “Charter Amendments”).
4.     To approve, on an advisory basis, the compensation of our named executive officers as disclosed herein (commonly known as "Say-on-Pay").
5.     To transact such other business as may properly come before the meeting or any postponement, adjournment or recess thereof.
Your Board of Directors recommends a vote "FOR" each of the nominees for election as directors, "FOR" the proposal to ratify accountants, “FOR” approval of the Charter Amendments and "FOR" approval of the Say-on-Pay proposal.
We have fixed the close of business on August 15, 2025, as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2025 Annual Meeting or any postponement, adjournment or recess thereof.
The annual meeting will be held in a virtual format only.
We are first sending this Notice of the 2025 Annual Meeting of Shareholders and Proxy Statement and proxy card, together with our 2024 Annual Report, on or about August 26, 2025, to shareholders who are receiving a paper copy of the proxy materials. We have made arrangements to commence mailing a Notice of Internet Availability of Proxy Materials on or about August 26, 2025 to other shareholders as discussed below.
You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: https://meetnow.global/MFYXJQ4 at 8:30 am Central on Thursday, October 9, 2025.

VOTING INFORMATION
The following are questions and answers relating to the actions being taken at the 2025 Annual Meeting and do not include all of the information that may be important to you. You should carefully read this entire Proxy Statement and not rely solely on the following questions and answers.
What matters are being presented at the 2025 Annual Meeting?
A summary of the matters being presented and important voting information is provided below:

Voting Matters	Board's Recommendations	Voting Options	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes	Page Reference
1. Election of Directors • Three director nominees elected by holders of Common Shares • Six director nominees elected by holders of Series A Common Shares	FOR all nominees	For or Withhold authority to vote for such director nominee	*	N/A	No effect	8
2. Ratify independent registered public accountants	FOR	For, Against, or Abstain	**	Will have the same effect as a vote against	N/A****	20
3. Approve amendments to the Company’s Restated Certificate of Incorporation to reflect changes in the Company's business as a result of the recently-closed transaction with T-Mobile	FOR	For, Against, or Abstain	***	Will have the same effect as a vote against	Will have the same effect as a vote against	23
4. Approve, on an advisory basis, the compensation of named executive officers ("Say-on-Pay")	FOR	For, Against, or Abstain	**	Will have the same effect as a vote against	No effect	24
* Directors will be elected by a plurality of the votes cast by the class or group of shareholders, entitled to vote in the election of such directors, which are present in person or represented by proxy at the meeting and withhold votes will have no legal effect in the election of directors.
** The approvals of Proposals 2 and 4 will require the affirmative vote of the holders of stock having a majority of the votes that could be cast by the holders of all stock entitled to vote on the applicable proposal which are present in person or represented by proxy at the meeting.
*** The approval of Proposal 3 will require the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of all stock entitled to vote.
**** Because Proposal 2 is a discretionary item under New York Stock Exchange (NYSE) listing standards, we do not expect any broker non-votes for this proposal.
Voting Rights
Under the Restated Charter, each Series A Common Share is entitled to ten votes on all applicable matters, and each Common Share is entitled to one vote on all applicable matters. The holders of Common Shares, voting as a separate class, are entitled to elect 25% of the directors (rounded up to the nearest whole number), and the holders of Series A Common Shares are entitled to elect the remaining 75% of the directors (rounded down to the nearest whole number).
What is the record date for the meeting?
The close of business on August 15, 2025.
Shareholders must contact Array's Corporate Secretary to make arrangements to view the complete list of shareholders entitled to vote at the 2025 Annual Meeting. This examination by any shareholder, for any purpose germane to the 2025 Annual Meeting, will only be during normal business hours in the ten-day period prior to the 2025 Annual Meeting.

How can I contact Array's Corporate Secretary?
You can contact her at Jane W. McCahon, Corporate Secretary, Array, 500 W. Madison Street, Suite 810, Chicago, Illinois 60661 or by email at jane.mccahon@tdsinc.com.
What shares of stock entitle holders to vote at the meeting?
We have the following classes or series of stock outstanding, each of which entitles holders to vote at the meeting:
•Common Shares; and
•Series A Common Shares.
The Common Shares are listed on the NYSE under the symbol "AD".
No public market exists for the Series A Common Shares, but the Series A Common Shares are convertible on a share-for-share basis into Common Shares.
On the record date, Array had outstanding 53,373,214 Common Shares, par value $1.00 per share (excluding 1,694,787 Common Shares held by Array and a subsidiary of Array), and 33,005,877 Series A Common Shares, par value $1.00 per share.
What is the voting power of the outstanding shares in the election of directors?
The following shows information relating to the outstanding shares and voting power of such shares in the election of directors as of the record date:

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Total Number of Directors Elected by Class or Series
Series A Common Shares	33,005,877	10	330,058,770	6
Common Shares	53,373,214	1	53,373,214	3
Total Directors				9
Based on the current Board size of nine directors, TDS, as the sole holder of Series A Common Shares, is entitled to elect six directors and the holders of Common Shares (including TDS) are entitled to elect three other directors.
Director Voting Sunset Provision.
As noted above, the holders of Series A Common Shares and holders of Common Shares vote separately in the election of directors. However, pursuant to Array's Restated Charter, if the number of Series A Common Shares issued and outstanding at any time falls below 12.5% of the number of outstanding shares of common stock, because of the conversion of Series A Common Shares into Common Shares or otherwise, the holder of Series A Common Shares would lose the right to vote as a separate class, and thereafter the holder of Series A Common Shares, with ten votes per share, and the holders of Common Shares, with one vote per share, would vote as a single class in the election of all directors.
What is the voting power of the outstanding shares in matters other than the election of directors?
The following shows information relating to the outstanding shares and voting power of such shares in matters other than the election of directors as of the record date.

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Percent
Series A Common Shares	33,005,877	10	330,058,770	86.1%
Common Shares	53,373,214	1	53,373,214	13.9%
			383,431,984	100.0%
Voting Power Sunset Provision.
Each Series A Common Share has ten votes per share in all matters and, as a result, the Series A Common Shares have a substantial majority of votes in matters other than the election of directors that the holders of Common Shares are entitled to vote upon. However, this percentage could decrease. For instance, this could occur if TDS converts Series A Common Shares into Common Shares for any reason. Accordingly, the Restated Charter effectively has a sunset provision for voting in matters other than the election of directors because, if a sufficient number of Series A Common Shares are converted into Common Shares, the voting power of Series A Common Shares could decline below 50%.

How does TDS intend to vote?
TDS, the parent company of Array, is the sole holder of Series A Common Shares and on the record date held 33,005,877 Series A Common Shares. By reason of such holding, TDS has the voting power to elect all of the directors to be elected by the Series A Common Shares. TDS also held 37,782,826 Common Shares on the record date, representing approximately 70.8% of the voting power with respect to the election of the directors to be elected by the holders of Common Shares. TDS has approximately 95.9% of the voting power with respect to matters other than the election of directors that the holders of Common Shares are entitled to vote upon.
TDS has advised us that it intends to vote:
•FOR the Board of Directors' nominees for election by the Series A Common Shares and Common Shares,
•FOR the proposal to ratify the selection of PwC,
•FOR the Charter Amendments, and
•FOR the Say-on-Pay proposal.
How do I vote?
Proxies are being requested from the holders of Common Shares in connection with the election of three directors, the ratification of PwC, the Charter Amendments, and the Say-on-Pay proposal. Please sign, date and mail your proxy card(s) in the enclosed self-addressed envelope to Proxy Services, C/O Computershare Investor Services, PO Box 43101, Providence, RI 02940-3101 or vote on the Internet using the control/identification number on your proxy card in accordance with the instructions set forth on the proxy card. You have the power to revoke your proxy at any time before it is voted.
How will proxies be voted?
All properly voted and un-revoked proxies received in time for the 2025 Annual Meeting will be voted in the manner directed.
If no voting direction is made, a properly submitted proxy by a shareholder will be voted FOR the election of each of the director nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.
How will my shares be voted if I own shares through a broker?
If you are the beneficial owner of shares held in "street name" by a broker, bank, or other nominee ("broker"), such broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.
In the event that there are no contested matters at the meeting, the broker may be entitled to vote the shares on your behalf with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case such shares will be treated as "broker non-votes"). In general, the ratification of auditors is considered a discretionary item, as such we do not expect any broker non-votes for this proposal. Matters such as the election of directors, the Charter Amendments and votes on Say-on-Pay are non-discretionary items. In such cases, if your broker does not have specific or standing instructions, your shares will be treated as broker non-votes and may not be voted on such matters.
Accordingly, we urge you to provide instructions to your broker so that your votes may be counted on all matters. If your shares are held in street name, your broker will include a voting instruction form with this 2025 Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction form. Please return your voting instruction form to your broker and/or contact your broker to ensure that your shares are voted on your behalf.
What constitutes a quorum for the meeting?
A quorum is the minimum number of shares that must be represented at the Annual Meeting to conduct business at the Annual Meeting. A majority of the voting power of shares of capital stock in matters other than the election of directors and entitled to vote, present in person or represented by proxy, will constitute a quorum to permit the 2025 Annual Meeting to proceed. Withheld votes, abstentions and any broker non-votes will be counted in establishing a quorum for the meeting. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2025 Annual Meeting, such shares will constitute a quorum. In addition, where a separate vote by a class or group is required with respect to a proposal, a quorum is also required with respect to such proposal for the vote to proceed.
In the election of directors, where a separate vote by a class or voting group is required, the holders of a majority of the votes of the stock of such class or voting group, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2025 Annual Meeting, such shares will constitute a quorum with respect to the six directors to be elected by the Series A Common Shares and the three directors to be elected by the Common Shares.

The holders of a majority of the votes of the stock issued and outstanding and entitled to vote with respect to the other proposals, present in person or represented by proxy, will constitute a quorum at the 2025 Annual Meeting in connection with such other proposals. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2025 Annual Meeting, such shares will constitute a quorum in connection with such proposals.
What does it mean if I receive more than one proxy card?
If you hold multiple series of shares, or hold shares in multiple registrations, you will receive a proxy card for each such account. Please sign, date, and return all proxy cards you receive to ensure all of your shares are counted. If you choose to vote by Internet, please vote each proxy card you receive. Only your latest dated proxy for each account will be voted at the 2025 Annual Meeting.
Can I change my vote or revoke my proxy?
Yes. You can change your vote or revoke your proxy at any time before it is voted at the 2025 Annual Meeting by written notice to the Corporate Secretary of Array, by voting a later-dated proxy or by voting by ballot at the meeting. Only the latest dated proxy card you vote will be counted for voting purposes.
How do I register to attend the Annual Meeting virtually on the Internet?
If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.
To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Array holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on October 6, 2025 (3 business days in advance of the meeting).
You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to us at the following:
By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail: Computershare Array Legal Proxy P.O. Box 43001 Providence, RI 02940-3001
Can I ask questions during the Annual Meeting?
Shareholders as of the record date can submit questions in writing in advance of the meeting through https://meetnow.global/MFYXJQ4. Shareholders attending the meeting as a shareholder of record or a registered beneficial owner with a legal proxy who obtained a control number from Computershare will also have an opportunity to submit questions in writing during the meeting. We will try to answer as many submitted questions as time allows.
What if I have technical difficulties?
The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plug-ins. Please ensure that you have a strong Wi-Fi connection wherever you intend to participate in the meeting. Please also give yourself sufficient time to log-in and ensure you can hear the streaming audio before the meeting starts.
In the event of technical difficulties with the Annual Meeting, a link on the meeting page will provide further assistance or you may call Computershare at 1-888-724-2416.
Can I attend the Annual Meeting as a guest?
If you would like to enter the meeting as a guest in listen-only mode, click on Guest and enter the information requested on the following screen. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.

PROPOSAL 1
ELECTION OF DIRECTORS
The terms of all directors will expire at the 2025 Annual Meeting. The Board of Directors' nominees for election as directors are identified in the table below. The term of office of each director elected at the 2025 Annual Meeting shall expire at the next annual meeting of shareholders in 2026, and each director elected shall serve until his or her successor shall be elected and qualify, or until his or her earlier death, resignation, removal or disqualification. Each of the nominees has consented to be named in this 2025 Proxy Statement and serve if elected. The age of the following persons is as of the date of this 2025 Proxy Statement.
To be Elected by Holders of Common Shares

Name	Age	Position with Array and Current or Former Principal Occupation	Served as Director since
Harry J. Harczak, Jr.	69	Director of Array, Managing Director of Sawdust Capital, LLC and former Executive Vice President at CDW Corporation	2003
Esteban C. Iriarte	53	Director of Array, former Executive Vice President and Chief Operating Officer, Millicom International Cellular S.A.	2022
Xavier D. Williams	57	Director of Array, CEO of Network Wireless Solutions, LLC	2023
To be Elected by Holder of Series A Common Shares

Name	Age	Position with Array and Current or Former Principal Occupation	Served as Director since
LeRoy T. Carlson, Jr.	78	Director of Array, Director and Vice Chair of TDS	1984
Walter C. D. Carlson	71	Chair and Director of Array, Executive Chair of the Board and President and Chief Executive Officer of TDS	1989
Douglas W. Chambers	56	Director and President and CEO of Array	2023
Kenneth S. Dixon	56	Director of Array, President and CEO of TDS Telecom	2025
Joseph R. Hanley	58	Director of Array, Senior Vice President-Strategy and Corporate Development of TDS	2025
Vicki L. Villacrez	63	Director and Executive Vice President, Chief Financial Officer and Treasurer of Array, Director and Executive Vice President and Chief Financial Officer of TDS	2022
Your Board of Directors unanimously recommends a vote "FOR" the above nominees.

The Board of Directors does not have any specific, minimum qualifications that must be met by a nominee, or any specific qualities or skills that are necessary for directors to possess. The Board of Directors believes that substantial judgment, diligence and care are required to identify and select qualified persons and it does not believe that it would be appropriate to place limitations on its own discretion.
The Board of Directors has consistently sought to nominate eminently qualified individuals that can provide substantial benefit and guidance. Array also believes that it is desirable to have different backgrounds, experience, skills and other characteristics. In addition, the conclusion of which persons should serve is based in part on the fact that Array is a controlled company with a capital structure in which different classes of stock vote for different directorships. In particular, because TDS owns 100% of the Series A Common Shares, nominations of directors for election by the holder of the Series A Common Shares are based on the recommendation of TDS. In addition, the Board of Directors may consider the recommendations of large shareholders, including TDS, in nominating persons for election as directors by the holders of Common Shares.

Nominees for Election by Holders of Common Shares

Harry J. Harczak Independent Director		Age: 69
Current Role: Managing Director of Sawdust Capital, LLC, since 2008		Director since: 2003

Mr. Harczak has significant experience with Array and the wireless industry, through his many years of service on our Board and Audit Committee experience. Mr. Harczak is currently a Managing Director at Sawdust Capital, a private investment firm. He brings substantial experience in finance, sales, operations and management as a result of his executive leadership positions at CDW. He also has significant experience in accounting and auditing as a result of being a chief financial officer and a former partner at PricewaterhouseCoopers. Mr. Harczak is a Certified Public Accountant (inactive). Mr. Harczak has a bachelor of science degree in accounting from DePaul University and an MBA from the University of Chicago.

Board Committee:
Audit Committee, Designated financial expert, Chair since 2023
Technology Advisory Group Committee
Prior Business and other Experience:
CDW Corporation (1994-2007), including several executive leadership positions most recently as Chief Financial Officer and Executive Vice President of Sales, Marketing and Business Development
PricewaterhouseCoopers LLP

Current Public Company Boards: None	Former Public Company Boards: Tech Data Corporation (2008-2020); Audit Committee, Chairperson; Cybertech Committee

Esteban C. Iriarte Independent Director		Age: 53
Current Role: Private Investor		Director since: 2022

Mr. Iriarte has significant leadership experience in the wireless and cable industries having served in several executive leadership positions with Millicom International Cellular S.A. (Millicom) from 2009 to 2023. Millicom provides cable and mobile services dedicated to emerging markets in Latin America. From 2016-2023, Mr. Iriarte was Executive Vice President and Chief Operating Officer of Millicom, where he led operations in nine different Latin American markets each with its own competitive context, product and management teams. Previously, Mr. Iriarte was Chief Executive Officer of Millicom’s Colombian businesses and prior to this was head of Millicom’s regional Home and B2B divisions. From 2009 to 2011, he was CEO of Amnet Inc., a leading service provider in Central America for broadband, cable TV, fixed line and data services that was bought by Millicom in 2008. He also brings significant experience successfully competing against large incumbent competitors in Latin America. Mr. Iriarte has a bachelor's degree from Universidad Católica Argentina, Ciudad de Buenos Aires, Argentina and an MBA from Universidad Austral, Ciudad de Buenos Aires, Argentina.

Board Committees:
Audit Committee

Technology Advisory Group Committee

Prior Business and other Experience:

Executive Vice President and Chief Operating Officer of Millicom International Cellular S.A. (2016-2023)

Board Member, SURA Asset Management S.A. de C.V, a privately owned investment manager and subsidiary of Grupo de Inversiones Suramericana S.A. (2016-present)

Manager, Operations, Cablevision Inc. (2006-2009)

Current Public Company Boards: None	Former Public Company Boards: None

Xavier D. Williams Independent Director		Age: 57
Current Role: CEO of Network Wireless Solutions, LLC		Director since: 2023

Mr. Williams has significant leadership experience in the telecommunications industry as CEO of Network Wireless Solutions, an infrastructure solution provider for wireless and wireline communications providers, since March 2022, and from his thirty years at AT&T, Inc., most recently as President, Public Sector & FirstNet, which included responsibility for a multi-billion dollar nationwide wireless broadband network for first responders. He has extensive B2B experience in addition to experience in sales, finance, strategy, product management, global operations and human resources. Mr. Williams has also worked in the technology industry and was CEO of American Virtual Cloud Technologies, Inc., a publicly traded special purpose acquisition company focused on providing secure managed cloud services, hardware, and software, from October 2020 to June 2021 and then he became its Vice Chairman from July 2021 to August 2021. He has a bachelor's degree in business administration from Edinboro University of Pennsylvania and an MBA from the University of Pittsburgh-Joseph M. Katz Graduate School of Business.

Board Committee:

Audit Committee

Technology Advisory Group Committee

Prior Business and other Experience:

Significant leadership and operational experience with AT&T (1990-2020), most recently President- Public Sector & FirstNet

Current Public Company Boards None	Former Public Company Boards American Virtual Cloud Technologies, (2020-2021)

Your Board of Directors unanimously recommends a vote "FOR" each of the above nominees for election by the holders of Common Shares.

Nominees for Election by Holders of Series A Common Shares

LeRoy T. Carlson, Jr. Non-Independent Director		Age: 78
Current Role: Vice Chair of TDS since February 2025		Director since: 1984

Mr. Carlson brings substantial experience with respect to the wireless industry as a result of his many years as an investor in TDS, a former trustee of the TDS Voting Trust, a director and former President and Chief Executive Officer of TDS, and a director and former Chair of Array. Mr. Carlson was President of TDS from 1981 until February 2025 and CEO of TDS from 1986 until February 2025. As a senior executive officer of Array's parent, the board of directors considers it essential that Mr. Carlson serve on the Array board. Also, because he is a director and officer of TDS, the largest shareholder of Array, his participation on the board permits him to represent the long-term interests of Array shareholders. He also has experience as chair of the Technology Advisory Group Committee since 2015 and as a member of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson has a bachelor's degree from Harvard College and an MBA from Harvard Graduate School of Business.
LeRoy T. Carlson, Jr. is the brother of Walter C. D. Carlson.
Board Committee: Technology Advisory Group Committee, Chair Prior Business and other Experience: Former Trustee of the TDS Voting Trust, for more than 5 years
Current Public Company Boards: TDS, since 1968	Former Public Company Boards: Aerial Communications, Inc. American Paging

Walter C. D. Carlson Chair of the Board and Non-Independent Director		Age: 71
Current Role: Chair of the Board, President and Chief Executive Officer of TDS since February 2025; Chair of Array since August 2025		Director since: 1989

Mr. Carlson brings substantial experience with respect to Array and the wireless industry as a result of his many years as an investor in TDS, as a trustee of the TDS Voting Trust, as a director of TDS and Chair of the TDS Board, and as a director of Array. Mr. Carlson was elected President and Chief Executive Officer of TDS in February 2025 and as the senior executive of Array’s parent, the board of directors considers it essential that Mr. Carlson serve on the Array board. Also, because he is a director of TDS, the largest shareholder of Array, his Board participation permits him to represent the long-term interests of Array shareholders. Mr. Carlson has represented many public and private corporate clients during his legal career as a litigator. He also has experience as a member and the chairperson of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson has a bachelor’s degree from Yale University and a J.D. from Harvard University.
Walter C. D. Carlson is the brother of LeRoy T. Carlson, Jr.
Prior Business and other Experience: Trustee of the TDS Voting Trust Senior Counsel at Sidley Austin LLP from 2023 through January 2025 and prior to that was a Partner for more than five years
Current Public Company Boards: TDS, since 1981	Former Public Company Boards: Aerial Communications, Inc.

Douglas W. Chambers, Non-Independent Director		Age: 56
Current Role: President and CEO, Array		Director since January 2023
Mr. Chambers has more than 25 years of financial and business experience. Prior to being named President and CEO of Array, Mr. Chambers was Array's Executive Vice President, Chief Financial Officer and Treasurer. He joined Array from TDS in 2018. Mr. Chambers was responsible for the Company's accounting and financial reporting, revenue assurance, financial planning and analysis, credit and collections, treasury, real estate, and supply chain activities. Mr. Chambers is a board member of the Southwest Wisconsin Chapter of the American Red Cross. He earned a bachelor’s degree in accounting from the University of Wisconsin-Madison and an MBA from the Kellogg School of Management at Northwestern University.		Prior Business and other Experience: TDS (2007-2018) Midway Games, Inc. (2004-2007) PricewaterhouseCoopers LLP (1991-2004)
Current Public Company Boards None	Former Public Company Boards None

Kenneth S. Dixon, Non-Independent Director		Age: 56
Current Role: President and CEO, TDS Telecom		Director since July 2025
Mr. Dixon bring significant experience, expertise and qualifications as a result of his 33 years in the telecommunications industry. He worked for Verizon Communications demonstrating his leadership, marketing, sales, and operational skills through a series of positions with increasing responsibilities including President of Consumer Markets for Verizon where he led the company’s $13 billion consumer business and executed its fiber network transformation strategy. More recently, Ken served three years as CEO of Tillman FiberCo, a company that designs, builds, and owns fiber optic broadband infrastructure. Mr. Dixon earned a bachelor of science from Syracuse University and served on the Dean’s Advisory Board of Syracuse University College of Arts and Sciences.		Prior Business and other Experience: Tillman FiberCo (2022-2024) Significant leadership and operational experience with Verizon Communications, including President of Consumer Markets (1992-2019)
Current Public Company Boards TDS, since July 2025	Former Public Company Boards None

Joseph R. Hanley, Non-Independent Director		Age: 57
Current Role: Senior Vice President-Strategy and Corporate Development		Director since August 2025
Mr. Hanley brings substantial experience as a result of his 37 years in the telecommunications industry. Mr. Hanley is currently TDS’ Senior Vice President – Strategy and Corporate Development since 2021. He was previously Senior Vice President – Technology, Services and Strategy for more than five years prior to June 2021. Mr. Hanley leads the TDS corporate development and acquisition initiatives and is responsible for all aspects of corporate strategy, as well as strategic technology and public policy initiatives. Mr. Hanley has significant experience in engineering and product management. He served as First Vice Chair of ATIS, an organization responsible for communications technology standards. Mr. Hanley holds a BS in electrical engineering from the University of Illinois at Urbana-Champaign and an MBA from Arizona State University.

Prior Business and other Experience Significant leadership and operational experience since joining TDS in 1988
Current Public Company Boards: None	Former Public Company Boards None

Vicki L. Villacrez Non-Independent Director		Age: 63
Current Role: Executive Vice President and Chief Financial Officer of TDS		Director since: 2022

Ms. Villacrez has significant experience with the telecommunications industry as a result of over thirty years at the TDS enterprise. She has substantial experience in finance, accounting, financial planning and strategic analysis. Ms. Villacrez is currently TDS’ Executive Vice President and CFO since 2022. She was previously Senior Financial Advisor of TDS from February 2022 to May 2022 and prior to that TDS Telecom’s Senior Vice President Finance and CFO since 2017 and TDS Telecom’s Vice President Finance and CFO between 2012 and 2017. Prior to that Ms. Villacrez held several financial leadership positions with growing responsibility at TDS, including leading Financial Analysis and Strategic Planning. Ms. Villacrez has a bachelor's degree in accounting from Upper Iowa University and an MBA from Edgewood College. She is also a CPA.
Prior Business and other Experience Significant leadership and operational experience with TDS' subsidiary TDS Telecom, most recently TDS Telecom's Senior Vice President and CFO, (1989-present)
Current Public Company Boards TDS, since August 2023	Former Public Company Boards None

Your Board of Directors unanimously recommends a vote "FOR" each of the above nominees for election by the holders of Series A Common Shares.

CORPORATE GOVERNANCE
Board of Directors
The business and affairs of Array are managed by or under the direction of the Board of Directors. The Board of Directors consists of nine members. Holders of Common Shares elect 25% of the directors rounded up to the nearest whole number, or three directors based on a board size of nine directors. TDS, as the sole holder of Series A Common Shares, elects the remaining six directors.
Board Leadership Structure
Under our leadership structure, the same person does not serve as both the chair of the board and chief executive officer. Effective August 1, 2025, Walter C. D. Carlson became Chair and, in that capacity, sets the agenda and presides over Board of Directors meetings, and assesses the performance of Array. Douglas W. Chambers serves as President and Chief Executive Officer and is responsible for day-to-day leadership and performance and, in that capacity, regularly confers and consults with the Chair with respect to important strategic, operating and financial activities and decisions.
This leadership structure is set forth in our Bylaws. Array has determined that this leadership structure is appropriate given that Array is controlled by TDS. Additionally, Array believes that its leadership structure facilitates risk oversight because the role of the President and Chief Executive Officer, who has primary operating responsibility to assess and manage Array's exposure to risk, is separated from the role of the Chair of the Board, who sets the agenda for and presides over Board of Directors meetings at which the Array board exercises its oversight responsibility with respect to risk.
Board Role in Risk Oversight
The Board of Directors is primarily responsible for oversight of the risk assessment and risk management process. Although the Board of Directors can delegate this responsibility to board committees, the Board of Directors has not done so. Instead the actual risk assessment and risk management is carried out by the President and Chief Executive Officer and other officers and then reported to the Board of Directors.
As part of its oversight responsibilities, the Board of Directors reviews the Enterprise Risk Management (ERM) program which applies to TDS and all of its business units, including Array. This program was designed with the assistance of an outside consultant and is integrated into TDS' existing management and strategic planning processes, including such processes of Array. The ERM program provides a common enterprise-wide language and discipline around risk identification, quantification and mitigation.
Although the Board of Directors has ultimate oversight authority over risk, certain committees have responsibilities relating to risk. Under NYSE listing standards, and as set forth in its charter, the Audit Committee is required to discuss policies with respect to risk assessment and risk management. Accordingly, the Audit Committee discusses Array's major financial and operational risk exposures and the steps management has taken to monitor and control such exposures in connection with its review of financial statements and related matters on a quarterly basis.
In addition, as part of the ERM program, the Audit Committee, while not solely responsible for ERM, discusses guidelines and policies to govern the process by which risk assessment and risk management are handled. The Audit Committee receives updates and discusses policies with respect to risk assessment and risk management on a regular basis. In 2022, the committee expanded its charter to include the review of procedures and processes to ensure the accuracy of its material disclosures and reporting related to Environment, Social and Governance (ESG) matters.
In August 2025, the Long-Term Incentive Compensation Committee (LTICC), which had responsibility relating to the equity compensation of the executive officers was terminated and disbanded and now the full Array board will make equity plan determinations previously made by the LTICC.
Furthermore, TDS has established a Technology Advisory Group (TAG) for TDS and its business units, including Array. The TAG enhances the Board’s risk oversight through its review of technologies the Company is investing in and through discussion of potential technology disruptions. Related to this, the Array Board of Directors established a TAG Committee of the Board of Directors that consists of directors who participate in the TAG.

Board Oversight of Cybersecurity
The full Board of Directors engages in oversight of Array's cybersecurity risks. The Board of Directors receives regular updates from management on technology and security updates and Array’s assessment of cybersecurity threats and mitigation plans. The TDS Chief Information Security Officer (CISO) provides the full Board of Directors an annual update and discussion of the cybersecurity program. The Array Audit Committee oversees the processes over internal controls and financial reporting that includes controls and procedures that are designed to ensure that significant cybersecurity incidents are communicated to both senior management and the Audit Committee. The Audit Committee meets with the CISO at least two times per year. Cybersecurity is also discussed with the Technology Advisory Group of the Board of Directors as warranted.
Director Independence and New York Stock Exchange Listing Standards
Array Common Shares are listed on the NYSE. Under NYSE listing standards, Array is a "controlled company" because over 50% of the voting power for the election of directors is held by TDS. Accordingly, Array is exempt from certain listing standards under the rules of the NYSE that require listed companies that are not controlled companies to (i) have a board composed of a majority of directors who qualify as independent, (ii) have a compensation committee composed entirely of directors who qualify as independent, and (iii) have a nominating/corporate governance committee composed entirely of directors who qualify as independent.
As discussed below under "Audit Committee," the following members of the Audit Committee qualify as independent under the NYSE listing standards: Harry J. Harczak, Jr. (chairperson), Esteban C. Iriarte and Xavier D. Williams.
Meetings of Board of Directors
The strategic alternatives review for Array increased the number of board meetings. The Array Board of Directors held eleven meetings during 2024, of which five were regularly scheduled and six were special board meetings related to the aforementioned strategic alternatives review. Each director attended at least 75% of the total number of board meetings and at least 75% of the total number of committee meetings on which such person was a member of the committee (during the period such person was a director or member of such committee).
Corporate Governance Best Practices
The following identifies a number of the good corporate governance best practices adopted and followed by Array:
•Annual election of directors.
•Array has adopted Corporate Governance Guidelines that are intended to reflect good corporate governance and other best practices.
•The positions of (i) Chair of the Board and (ii) President and Chief Executive Officer are separated.
•The Audit Committee, which is comprised entirely of independent directors as required, operates under a charter and in a manner that is intended to reflect good corporate governance and other best practices.
•Annual self-assessment of board.
•Array holds an annual "Say-on-Pay" vote.
•At least once per year, independent directors meet without non-independent directors and management.
•Non-management directors meet at regularly scheduled executive sessions without management.
•No super-majority vote is required to amend the Array Charter or Bylaws.
Corporate Governance Guidelines
Array's corporate governance guidelines address (i) Board of Directors structure, (ii) director qualification standards, (iii) director responsibilities, orientation and continuing education, (iv) director compensation, (v) board resources and access to management and independent advisors, (vi) annual performance evaluation of the board and committees, (vii) board committees, (viii) management succession and (ix) periodic review of the guidelines.
These Guidelines provide that, once each year, the Board of Directors will discuss corporate governance, including the allocation of seats between independent and non-independent directors.
A copy of such guidelines is available on Array's Investor Relations website, investors.arrayinc.com, Investor Relations— Governance—Governance Documents—Corporate Governance Guidelines.

Board Self-Assessment
Pursuant to these Guidelines, under the leadership of the Chair, the Array Board of Directors performed a self-assessment and evaluated its performance and effectiveness as a board in 2024. This self-assessment covered matters relating to board meetings, board composition, committees, board oversight, and other matters.

Audit Committee
Meetings in Fiscal 2024: 9
Members: Harry J. Harczak (Chair), Esteban C. Iriarte, Xavier D. Williams
Responsible for:
● Assisting the Board of Directors of Array in its oversight of the:
• integrity of financial statements
• compliance with legal and regulatory requirements
• qualifications and independence of our registered public accounting firm
• performance of the internal audit function and registered public accounting firm
• cybersecurity
• ESG matters
● Preparing an audit committee report
● Reviewing related party transactions
● Performing functions outlined in the Array Audit Committee Charter
Mr. Harczak is a Audit Committee Financial Expert as defined by the SEC
Each member qualifies as independent under the NYSE standards and Section 10A-3 that is applicable only to Audit Committee members.
A copy of the committee charter is available on Array’s Investor Relations website, investors.arrayinc.com, Investor Relations— Governance—Governance Documents—Audit Committee.
Pre-Approval Procedures
The Audit Committee has adopted a policy pursuant to which all audit and non-audit services provided by Array's principal independent registered public accounting firm must be pre-approved by the Audit Committee, consistent with the requirements of the Sarbanes Oxley Act of 2002 and rules issued thereunder.
Compensation Committee
Under NYSE listing standards, Array is a controlled company and not required to have an independent compensation committee. Effective August 2025, the full Array board will make equity plan determinations previously made by the LTICC. Previously, LeRoy T. Carlson, Jr., former Chair, functioned as the compensation committee for all matters in 2024. In 2024, Laurent C. Therivel, in consultation with LeRoy T. Carlson, Jr., reviewed and set the cash compensation for Named Executive Officers (NEOs) other than himself. See "Compensation Discussion and Analysis" and "Compensation Committee Interlocks and Insider Participation" for further information.

Technology Advisory Group (TAG) Committee
Meetings is Fiscal 2024: 1
Members: LeRoy T. Carlson Jr. (Chair), Harry J. Harczak, Jr., Esteban C. Iriarte, Xavier D. Williams
● Responsible for reviewing, monitoring and informing the Board on technology and related matters affecting Array and its customers
● The TAG Committee does not have authority to take action with respect to any technology matter, but serves solely in an informational and advisory role
● TAG Committee members are also members of the Technology Advisory Group which also includes representatives of Array and TDS management, as well as TAG Committee members from TDS' Board
The TAG Committee does not have a charter. The responsibilities of the TAG Committee, as generally described above, are set forth in full in the resolutions of the Board establishing such committee.

Director Nomination Process
As a controlled company, Array is exempt from the requirement to have a corporate governance and nominating committee comprised solely of independent directors. Accordingly, Array does not have a corporate governance and nominating committee or charter. Instead, the TDS Corporate Governance and Nominating Committee develops selection objectives and makes recommendations for qualified individuals to serve on the board. The entire Board of Directors participates in the consideration of director nominees.
In its annual board self-assessment, the full Board of Directors considers its composition, and the composition of each of its committees, and discusses expertise that may be needed in the future. In connection with the nominations of directors for election, the Board of Directors considers the tenure, qualifications and expertise of all of the directors. The Board of Directors does not have any specific, minimum qualifications that it believes must be met by a nominee.
The Board of Directors does not have a formal policy with regard to the consideration of director candidates recommended by shareholders. Because TDS has sole voting power in the election of directors elected by the holder of Series A Common Shares and a majority of the voting power in the election of directors elected by holders of Common Shares, nominations of directors for election by the holders of Series A Common Shares and Common Shares are generally based on the recommendation of TDS. With respect to candidates to be elected by the holders of Common Shares, the Board of Directors may from time to time informally consider candidates recommended by shareholders who hold a significant number of Common Shares, in addition to the recommendation of TDS. Shareholders who desire to nominate directors must follow the procedures set forth in Array's Bylaws.
The Array Bylaws provide that a candidate will not be eligible for election or continued service as a director unless he or she is eligible to serve as a director of a company that controls licenses granted by the Federal Communications Commission (FCC), as determined by the Board of Directors with the advice of counsel. Another qualification requirement provides that a candidate will not be eligible for election or continued service as a director if he or she is or becomes affiliated with, employed by or a representative of, or has or acquires a material personal involvement with, or material financial interest in, a Business Competitor (as defined in the Array Bylaws), as determined by the Board of Directors. Another qualification requirement provides that a candidate will not be eligible for election or continued service as a director if, as determined by the Board of Directors with the advice of counsel, (i) such candidate's election as a director would violate federal, state or foreign law or applicable stock exchange requirements (other than those related to independence) or (ii) such candidate has been convicted, including a plea of guilty or nolo contendere, of any felony, or of any misdemeanor involving moral turpitude.
The Bylaws provide that a person properly nominated by a shareholder for election as a director shall not be eligible for election as a director unless he or she signs and returns to the Secretary of Array, within fifteen days of a request therefor, written responses to any questions posed by the Secretary, that are intended to (i) determine whether such person may qualify as independent and would qualify to serve as a director under rules of the FCC, and (ii) obtain information that would be disclosed in a proxy statement with respect to such person as a nominee for election as a director and other material information about such person.
As reflected in its Code of Business Conduct, Array does not discriminate on the basis of gender, age, race, color, sexual orientation, religion, ancestry, national origin, marital status, disability, military or veteran status or citizenship status. In addition, in considering whether to nominate individuals as director candidates, the Board of Directors believes that it is desirable to have directors who bring different backgrounds, experience, skills and other characteristics to permit the board to have a variety of views and insights.
In general, in determining whether to nominate directors for re-election, the Board of Directors considers all facts and circumstances. Potential candidates are initially screened by the Chair and by other persons whom the Chair designates. Following this process, when appropriate, information about the candidate is presented to and discussed by the full Board of Directors.
Shareholder Communication with Directors
Shareholders or other interested parties may send communications to the Board of Directors, to the non-management directors, to the independent directors or to specified individual directors of Array at any time. Shareholders or other interested parties should direct their communication to such persons or group in care of the Corporate Secretary of Array, 500 W. Madison Street, Suite 810, Chicago, Illinois 60661 or by email at jane.mccahon@tdsinc.com. Any germane shareholder or other communications related to proper board business that are addressed to the Board of Directors, the non-management directors, the independent directors or specified individual directors will be delivered by the Secretary to such persons or group.
Information on communicating with directors is available on Array's Investor Relations website, investors.arrayinc.com, Investor Relations—Governance—Contact the Board.

Non-Management Directors
As required by the NYSE listing standards, the non-management directors of Array meet at regularly scheduled executive sessions without management. In 2024, Walter C. D. Carlson, who was a non-management director at the time, presided at all meetings of the non-management directors. In addition, the independent directors of Array meet at least once per year in an executive session without management or directors who are not independent.
Array Policy on Attendance of Directors at Annual Meeting of Shareholders
In 2025, Array will be holding its Annual Meeting virtually. All directors are invited and encouraged to attend each annual meeting of shareholders, which is normally followed by a meeting of the Board of Directors. In general, all directors attend each annual meeting of shareholders unless they are unable to do so because of unavoidable commitments or intervening events. All of the persons serving as directors at the time attended the 2024 annual meeting.

EXECUTIVE OFFICERS
Walter C. D. Carlson, Douglas W. Chambers and Vicki L. Villacrez are the Company’s executive officers. Information regarding these individuals is included in the disclosure above under "Election of Directors".

Codes of Business Conduct and Ethics Applicable to Directors and Officers
Array has adopted a Code of Business Conduct and Ethics for Officers and Directors and a Code of Business Conduct that is applicable to all employees of Array and its subsidiaries. The foregoing codes can be found on Array's Investor Relations website, investors.arrayinc.com, Investor Relations—Governance—Governance Documents—Code of Business Conduct and Ethics for Officers and Directors and under —Governance—Governance Documents—Code of Conduct.
The culture at Array is based upon the fundamental belief that our company’s long-term success is inextricably tied to associate engagement and high ethical standards. Array's Code of Conduct publicly sets forth expectations for ethical behavior across the enterprise that all associates must abide by in all business dealings.
Array intends to disclose any amendments to any of the foregoing codes, by posting such information to Array's website. Any waivers of any of the foregoing codes for directors or executive officers will be approved by Array's Board of Directors or an authorized committee thereof, as applicable, and disclosed on either the website or in a Form 8-K. There were no such waivers in 2024.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025
What am I being asked to vote on in Proposal 2?
In Proposal 2, we are requesting shareholders to ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
How does the Board of Directors recommend that I vote on this proposal?
The Board of Directors and the Audit Committee unanimously recommends a vote FOR the approval of the ratification of PwC.
Representatives of PwC will be available at the Annual Meeting with an opportunity to make a statement and respond to appropriate questions from shareholders.
Is this vote binding on the Board of Directors?
This vote is an advisory vote only and, therefore, it will not bind Array or our Board of Directors or Audit Committee. We are not required to obtain shareholder ratification of the selection of PwC as our independent registered public accounting firm by our Bylaws or otherwise. However, we have elected to seek such ratification at the 2025 Annual Meeting.
Under the Intercompany Agreement with TDS, Array has agreed to engage the firm of independent registered public accountants selected by TDS for purposes of auditing Array's financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. TDS has engaged PwC for such purposes.
Should the shareholders fail to ratify the selection of PwC, the Audit Committee will review whether to retain such firm for the fiscal year ending December 31, 2025, subject to Array's obligations under the Intercompany Agreement.
Your Board of Directors and the Audit Committee unanimously recommends a vote "FOR" the approval of Proposal 2.

FEES PAID TO PRINCIPAL ACCOUNTANTS
The following sets forth the aggregate fees (including expenses) billed by Array's principal accountants, PwC, for 2024 and 2023:

	2024	2023
Audit Fees(1)	$2,536,760	$2,016,988
Audit Related Fees(2)	300,600	305,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees(5)	$2,837,360	$2,321,988

(1)Represents the aggregate fees billed for professional services rendered for the audit of the financial statements included in Array's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including the attestation and report relating to internal control over financial reporting. Also includes fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, subsidiary audits, attest services, consents, and review of documents filed with the SEC.
(2)Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Array's financial statements that are not reported under Audit Fees, if any. In 2024 and 2023, this amount represents fees billed for audits of subsidiaries and partnerships in which certain subsidiaries have a partnership interest.
(3)Represents the aggregate fees billed for tax compliance, tax advice, and tax planning, if any.
(4)Represents the aggregate fees billed for services other than services described in Note (1), (2), or (3), if any.
(5)Amounts do not include fees billed directly to TDS. Although TDS bills Array an overall allocation of costs pursuant to the Intercompany Agreement, TDS does not specifically identify and allocate fees of PwC to Array.
See Array's Investor Relations site, investors.arrayinc.com, Investor Relations—Governance—Governance Documents—Audit Committee for the Audit Committee's charter.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of three members of the Board of Directors who are "independent" as defined by the New York Stock Exchange. The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is available on the website, investors.arrayinc.com, under Investor Relations—Governance—Governance Documents—Audit Committee. The charter was most recently updated in December 2024.
Management is responsible for Array's internal controls and the financial reporting process. Array utilizes services from the TDS internal audit staff, which performs testing of internal controls and the financial reporting process. Array's independent registered public accounting firm is responsible for performing an independent audit of Array's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
In this context, the Audit Committee reviewed and discussed the audited financial statements, as of and for the year ended December 31, 2024, with management, the internal audit staff and representatives of PwC, Array's independent registered public accounting firm. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions with PwC also included the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, relating to information regarding the scope and results of the audit. The Audit Committee also received from PwC written disclosures and a letter regarding its independence as required by applicable requirements of the PCAOB and this information was discussed with PwC. The Audit Committee also considered and concluded that the provision of non-audit services by PwC to Array during 2024 was compatible with their independence.
Based on and in reliance upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Array's Form 10-K for the year ended December 31, 2024.
The Audit Committee holds quarterly regularly scheduled meetings to review and approve the financial results for the immediately preceding period. The Audit Committee reviews Array's Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's agenda for meetings is established by the Audit Committee's chairperson with input from other Committee members and the TDS Vice President—Internal Audit.

At its regularly scheduled meetings in 2024, the Audit Committee reviewed Array's policies and procedures with respect to risk assessment and risk management. The overall adequacy and effectiveness of Array's legal, regulatory and ethical compliance programs, including Code of Business Conduct, anti-Harassment policy and Whistleblower hotline activity were also reviewed. In addition, at each of its regularly scheduled meetings, the Audit Committee spoke with senior members of the financial management team, its General Counsel, TDS's Vice President - Internal Audit and representatives of PwC at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place. Members of IT security and technology teams meet with the Audit Committee at least twice a year to discuss cybersecurity issues and concerns.
The Audit Committee is updated periodically on management's process to assess the adequacy of system of internal control over financial reporting, the framework used to make the assessment and management's conclusions on the effectiveness of its internal control over financial reporting. The Audit Committee also discussed with PwC Array's internal control assessment process and management's assessment as well as PwC's evaluation of Array's system of internal control over financial reporting.
The Audit Committee evaluates the performance of PwC and the senior audit engagement team, provides feedback to the senior audit engagement team on the firm’s performance and determines whether to reengage PwC or consider other audit firms, subject to Array's obligations under the Intercompany Agreement with TDS. The Audit Committee considers the quality and efficiency of the services provided by the auditors and its dialogue with the Committee, the auditors' capabilities and the auditors' technical expertise and knowledge of Array's operations and industry. Based on this evaluation, the Audit Committee intends to engage PwC as Array's independent registered public accountants for the year ending December 31, 2025. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, Array anticipates that it will continue to request shareholders to ratify the selection of the independent registered public accounting firm at annual meetings of shareholders.
Array has engaged PwC since 2002 which leads Array to consider tenure in its evaluation of PwC. Based on the quality of PwC’s services and the mandated rotation of PwC’s lead engagement partner in 2023, the Audit Committee is confident that Array is receiving quality, independent public accounting services and that continued retention of PwC is in the best interest of Array and its shareholders.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and PwC the audited financial statements of Array, including the quality, not just the acceptability, of the financial reporting, the reasonableness of significant accounting judgments and estimates, the clarity of disclosures in the financial statements, and the assessment of Array's internal controls over financial reporting. In performing all of these functions, the Audit Committee acts in an oversight capacity and relies on Array's management and PwC.
By the members of the Audit Committee of the Board of Directors of Array:

Harry J. Harczak, Jr. Chairperson	Esteban C. Iriarte*	Xavier D. Williams
*Mr. Iriarte was first appointed to the Audit Committee on August 1, 2025.

PROPOSAL 3
APPROVAL OF AMENDMENTS TO OUR RESTATED CERTIFICATE OF INCORPORATION
We are asking our shareholders to approve amendments (the “Charter Amendments”) to the Restated Certificate of Incorporation of Array (the “Charter”) to update the description of Array’s current business following the closing of the sale of our wireless business to T-Mobile.
After careful consideration, the Board of Directors has determined that it is advisable and in the best interests of the Company and our shareholders to approve the Charter Amendments. The following general description of the proposed Charter Amendments is qualified in its entirety by reference to the text of the proposed amendments, which is attached to this proxy statement as Appendix A.
Background
The Company is incorporated in the State of Delaware and therefore subject to the Delaware General Corporation Law. Since its original incorporation, the Company has been in a business engaged in the construction, ownership and management of cellular telephone systems. Since 1987, the Company’s Charter has provided that, so long as not less than 500,000 Series A Common Shares are outstanding:
1.The Company, without the written consent of TDS, shall not, directly or indirectly (through a subsidiary of the corporation or any other person or otherwise) for its own account or that of another, own, invest or otherwise have an interest in, lease, operate or manage any business other than a business engaged solely in the construction of, the ownership of interests in and/or the management of cellular telephone systems. This provision is found in Article III of the Charter.
2.The general corporate opportunity waiver provision in favor of TDS included in Article VII of the Charter does not apply, subject to exceptions included in the Charter, to an “opportunity, transaction, agreement or other arrangement [that] relates solely to the construction of, the ownership of interest in and/or the management of cellular telephone systems.”
As a result of the Company’s previously disclosed transaction with T-Mobile, it no longer operates a cellular telephone system. Array is now principally engaged in the wireless communication tower business. The Charter Amendments are designed to reflect this important change in the Company’s business.
On the date of the closing of the T-Mobile transaction, TDS gave its written consent to the Company that it approved Array’s engaging in the wireless communication tower business, including owning property customarily used in, and engaging in activities customarily engaged in by, such a business. The written consent provided by TDS also extended to the Company’s continued ownership of wireless spectrum and investments in non-managed wireless operating partnerships.
Reasons for the Charter Amendments
The proposed Charter Amendments retain the current structure of Article III and Article VII of the Charter, but they remove now-outdated references to a cellular telephone business and replace them with references to the tower business.
With respect to Article III, if approved the Charter Amendments would require TDS consent for the operation of a business other than a wireless communication towers business as opposed to a cellular telephone business. As noted above, TDS has already provided such a consent with respect to the businesses in which the Company is currently operating.
With respect to Article VII, if approved the Charter Amendments would provide that the general corporate opportunity waiver in favor of TDS included in the Charter does not apply to transactions that (i) relate to a wireless communication tower business and (ii) arose after August 1, 2025.
See Appendix A for the specific language of the proposed Charter Amendments.
Effectiveness of the Charter Amendments if Approved
If the Charter Amendments are approved, they will become effective upon their being filed with the Secretary of State of the State of Delaware, which is expected to occur shortly following the 2025 Annual Meeting.
Your Board of Directors unanimously recommends a vote “FOR” approval of the Charter Amendments.

PROPOSAL 4
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
What am I being asked to vote on in Proposal 4?
We are providing shareholders with an opportunity to vote, on an advisory basis, on the compensation of Array's 2024 named executive officers (NEOs) as disclosed in this 2025 Proxy Statement, including Compensation Discussion and Analysis, compensation tables and discussions. The advisory vote on executive compensation described in this proposal is commonly referred to as a "Say-on-Pay" vote. All of the NEOs, other than Douglas W. Chambers, departed the Company with the closing of the T-Mobile transaction.
This proposal gives our shareholders the opportunity to express their views on the overall compensation of our NEOs and the compensation philosophy, policies and practices.
Array is required to request shareholders to vote, on an advisory basis, on the frequency of holding Say-on-Pay votes, commonly referred to as a "Say-on-Frequency" vote, at least once every six years. Array held a Say-on-Frequency vote at the 2023 annual meeting and the shareholders voted by a substantial majority to hold a Say-on-Pay vote every year. Based on the Say-on-Frequency votes in 2023, the Board of Directors adopted a policy to hold the Say-on-Pay vote every year unless and until this policy is changed and it will submit the next Say-on-Frequency proposal to shareholders at the 2029 annual meeting.
How does the Board of Directors recommend that I vote on this proposal?
The Board of Directors unanimously recommends a vote FOR approval of the Say-on-Pay proposal.
Array believes that its executive compensation program is reasonable, competitive and strongly focused on pay for performance. Array's compensation objectives for executive officers are to support the overall business strategy and objectives, attract and retain high-quality management, link compensation to both individual and company performance, and provide compensation that is both competitive and consistent with our financial performance.
Is this vote binding on the Board of Directors?
The Say-on-Pay vote is an advisory vote only and, therefore, will not bind Array or our Board of Directors. However, the Board of Directors and the Chair will consider the voting results as appropriate when making future decisions regarding executive compensation.
Your Board of Directors unanimously recommends a vote "FOR" the approval of Proposal 4.

EXECUTIVE AND DIRECTOR COMPENSATION
The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation Table and other tables included below, as well as our financial statements and management's discussion and analysis of financial condition and results of operations included in our Form 10-K for the year ended December 31, 2024.
In August 2025, the wireless operations and select spectrum of UScellular were sold to T-Mobile and UScellular changed its name to Array Digital Infrastructure, Inc. Throughout this Compensation Discussion and Analysis, references to Array refer to UScellular for the period prior to August 1, 2025. All Named Executive Officers (NEOs), other than Douglas W. Chambers, departed the Company at close. The following Compensation Discussion and Analysis describes the Array executive compensation program in 2024. In 2024, Array had a LTICC that was dissolved on August 1, 2025, and now the full board will make equity plan determinations previously made by the LTICC.

Compensation Discussion and Analysis
The Compensation Discussion and Analysis (CD&A) describes the Company's executive compensation programs and explains compensation decisions for the following NEOs in 2024:

Named Executive Officer	Position with the Company During 2024 (1)
Laurent C. Therivel	Director, President and Chief Executive Officer
Douglas W. Chambers	Director, Executive Vice President, Chief Financial Officer and Treasurer
Michael S. Irizarry	Director, Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology
Kevin R. Lowell	Executive Vice President, Chief People Officer and Head of Communications
(1)Effective August 1, 2025, Mr. Chambers was appointed as President and Chief Executive Officer and Mr. Therivel ceased to serve in such role as of such date. In connection with the Closing, effective as of August 1, 2025, Messrs. Therivel, Irizarry and Lowell separated from Array. For additional information regarding these transitions, please see “Impact of Strategic Transactions and 2025 Management Transitions” below.
In 2024, LeRoy T. Carlson, Jr., former Chair of Array, received no compensation directly from Array and was compensated by TDS in connection with his services for TDS and TDS subsidiaries, including Array. A portion of the compensation expense incurred by TDS for LeRoy T. Carlson, Jr. was allocated to Array by TDS, along with the allocation of other compensation expense and other expenses of TDS. There is no identification or quantification of the compensation of LeRoy T. Carlson, Jr., or of any other allocated expense in this allocation of cost to Array. See the discussion below under "Intercompany Agreement."
Although Array did not have an independent compensation committee for all executive compensation, long-term equity compensation of executive officers was approved by the fully independent LTICC in 2024, as discussed below.
With respect to the NEOs other than the President and CEO, the Chair of Array reviewed the President and CEO's evaluation of the performance of such NEOs and in consultation with the President and CEO set the annual base salary and bonus compensation levels for such NEOs, and recommended long-term equity compensation to the LTICC, based on such performance evaluations and compensation principles as discussed below.
2024 Elements of Compensation

Annual Cash Compensation	Equity Compensation	Other Benefits Available to NEOs	Other Generally Applicable Benefits and Plans
• Salary	• Restricted Stock Units	• Deferred Compensation	•Tax-Deferred Savings Plan •Health & Welfare Benefits •Pension Plan
• Bonus	• Performance Share Units	• Supplemental Executive Retirement Plan ("SERP")
• Perquisites
In 2024, we used our compensation programs to attract, motivate and retain our executives. Our compensation programs and practices were designed to pay for performance and to align management's interests with those of Array's shareholders. We believe that the compensation programs helped drive Array performance by providing a significant amount of compensation in the form of equity, by utilizing both short-term and long-term incentives that are tied to performance, and by making efforts to balance fixed (base salary) and variable (annual cash bonus and equity incentives) compensation.

2024 Executive Compensation Process
The process for approving or recommending the elements of compensation begins with an evaluation of the appropriate compensation elements for each NEO, based on the particular duties and responsibilities of the NEO, as well as compensation elements for comparable positions at other companies.
In 2024 the Chair had access to numerous performance measures and financial statistics prepared by Array. The financial information includes the audited financial statements of Array, as well as internal financial reports such as budgets and actual results, operating statistics and other analyses. The Chair and LTICC at the time also considered such other factors that they deem appropriate in making their compensation recommendations or decisions. Ultimately, it was the informed judgment of the Chair and/or the LTICC, after considering all of the foregoing factors, and considering the recommendation of the President and CEO and/or Chair, that determined the elements of compensation for NEOs in 2024.
Annually, the President and CEO recommended the base salaries for the NEOs other than himself, and the Chair reviewed and approved such base salaries and determined the base salary of the President and CEO.
In addition, the President and CEO recommended the annual bonuses for the NEOs other than himself, and the Chair reviewed and approved such bonuses and determined the bonus of the President and CEO.
The LTICC determined long-term equity compensation awards to the NEOs under the Array Long-Term Incentive Plan ("LTIP"), which awards generally include performance share units and/or restricted stock units. The NEOs may also elect to defer a portion of their bonus and receive bonus match units on the portion deferred.
Grants of equity awards to the President and CEO and the other executive officers were generally made at the same time each year. Practice had been to grant equity awards other than bonus match units on the first Monday in April. Starting in 2024, the annual awards were granted on the first Monday in March. Array granted bonus match units on the date that annual bonus amounts were paid each year. Because the annual grant dates were determined prior to the beginning of the year, the proximity of any awards to other significant corporate events is coincidental. Array also granted equity awards during other times of the year as it deemed appropriate, such as in connection with a new hire, promotion or retention. We attempt to make equity awards during periods when we do not have material non-public information (“MNPI”) that could impact our stock price and we do not time the release of MNPI based on equity grant dates.
The Chair and the LTICC did not consider an officer's outstanding equity awards or stock ownership levels when determining such officer's compensation. The Chair and LTICC evaluated compensation based on performance for a particular year and other considerations as described herein and do not consider stock ownership to be relevant.
Compensation Principles
We believe that equity-based compensation aligns executives' interests with shareholders, drives performance and facilitates retention of superior talent. In 2024, annual equity awards consisted of performance share units (PSUs) and restricted stock units (RSUs).
•PSUs are paid in Company stock based on the outcome of the performance goals that are set for a performance period assuming the NEO remains employed through the three-year cliff vesting date. The PSUs granted in 2024 had a one year performance period (January 1, 2024 through December 31, 2024) and a Return on Capital metric (weighted 50%) and a Simple Free Cash Flow metric (weighted 50%).
•The RSUs granted in 2024 are time-vested awards that will be paid one-third each year on the anniversary of the grant date in Company stock, assuming the NEO remains employed through the vesting dates.
Incentive Compensation links compensation with goal attainment. The Chair and the President and CEO continue to believe that linking compensation to certain performance metrics results in a performance driven culture. The majority of compensation awarded to NEOs is dependent upon Company performance. In 2024, the Chair and the President and CEO set performance goals they believed to be challenging in connection with the annual bonus awarded to NEOs under the Array Annual Incentive Plan.
•The following metrics were used to calculate 70% of the NEO's bonus award under the Array Annual Incentive Plan: Consolidated Total Service Revenues (35% weighting), Consolidated Operating Cash Flow (28% weighting) and Consolidated Capital Expenditures (7% weighting).
•The Chair's Assessment on overall Company performance measure (10% weighting) and Individual Performance measure (20% weighting) were used to calculate 30% of the bonus award.
President and CEO Incentive Compensation: The President and CEO participated in the Array Annual Incentive Plan with the other NEOs. The Chair evaluated the President and CEO's achievement with respect to the Individual Performance measure applicable to him under the Array Annual Incentive Plan, based on his individual performance, on a short-term and long-term basis, with respect to his leadership of the Company, the development and maintenance of effective working relationships across the enterprise, his stated achievement of key goals and objectives and his other duties and responsibilities.

Fixed compensation (base salary) represents a smaller portion of total target compensation than variable compensation. The Company makes efforts to appropriately balance fixed (base salary) and variable (annual cash bonus and equity incentives) compensation to each NEO.
•In 2024, fixed compensation (base salary) represented 13% and variable compensation (annual cash bonus and equity incentives) represented 87% of Mr. Therivel's total target compensation; and
•For the remaining NEOs, 2024 fixed compensation (base salary) represented 25% (on average) and variable compensation (annual cash bonus and equity incentives) represented 75% (on average) of total target compensation.
The following chart summarizes total target compensation established for each NEO in 2024:
Summary of 2024 NEO Target Compensation

Named Executive Officer	2024 Annual Base Salary (1)	2024 Annual Incentive Target Value (2)	2024 Long-Term Incentive Award Target Value (3)	2024 Total Target Compensation
Laurent C. Therivel	$903,200	$993,520	$4,950,036	$6,846,756
Douglas W. Chambers	$602,447	$331,346	$1,491,624	$2,425,417
Michael S. Irizarry	$804,100	$522,665	$2,010,240	$3,337,005
Kevin R. Lowell	$511,704	$281,437	$1,266,840	$2,059,981

(1)The amounts listed in the column reflect the March 1, 2024 base salary for all NEOs.
(2)The amounts listed in the column reflect March 1, 2024 base salary multiplied by 2024 annual incentive target for all NEOs.
(3)Expressed as the aggregate grant date value of RSUs and PSUs, excluding the grant date value for deferred match units.
Executive Compensation Programs Support Goals and Objectives
Array was committed to providing the very best in customer satisfaction, achieving long-term profitable growth, and building the high-quality teams required to make this possible. As such, we focused on operating in a fiscally responsible manner, and on recruiting and retaining talented employees who believe in the Company's values and long-term perspective.
The objectives of Array's compensation programs for its executive officers was generally to:
•support Array's overall business strategy and objectives;
•attract and retain high quality management;
•link individual compensation with attainment of Array objectives and individual performance goals; and
•provide competitive compensation opportunities consistent with the financial performance of Array.
The primary financial focus of Array was to increase long-term shareholder value through growth, measured in such terms as return on capital, service revenues, cash flow and capital expenditures. Compensation decisions were made considering these performance measures, as well as all other appropriate facts and circumstances, including factors such as customer growth and employee engagement.
Array's compensation policies for executive officers were intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the performance of Array, utilizing good governance practices and other best practices. Array's compensation programs were designed to reward the performance of Array on both a short-term and long-term basis.
Array's policies establish incentive compensation performance goals for NEOs based on factors over which such officers were believed to have substantial control and which were believed to be important to Array's long-term success. Management believed compensation generally should be related to the performance of Array and should be sufficient to enable Array to attract and retain individuals possessing the talents required for long-term successful performance. Nevertheless, although performance driven metrics are key inputs to compensation and awards, the Chair may consider other factors to ensure alignment with Array's goals. Officers did not become entitled to any compensation or awards solely as a result of the achievement of performance levels.

Maintaining Best Practices Regarding Executive Compensation
The Chair, the President and CEO and the LTICC maintained policies and procedures for establishing compensation for the Array executives, including the NEOs, and considered many of these to represent best practices in corporate governance.

What We Did
☑ Pay for Performance: A significant portion of NEO total target compensation was tied to Company performance.	☑ Limited Perquisites: We provided few perquisites ("perks") to our officers.
☑ Maximum Payouts on Incentives: Annual cash incentive awards were capped at 184.5% and 2024 PSUs are capped at 175%.
☑ Independent Long-Term Incentive Compensation Committee: The long-term equity-based compensation of executive officers was reviewed and approved by our LTICC comprised solely of independent directors. Other executive compensation was approved by Array's Chair, who is also a director and President and Chief Executive Officer of TDS, the majority shareholder of Array.

☑ Compensation Consultant: Willis Towers Watson advised the Company and LTICC on executive compensation matters.

What We Didn't Do
☒ No Hedging or Pledging: Officers are prohibited from hedging, pledging or otherwise encumbering shares of Array's common stock, including holding shares in a margin account.	☒ Limited Tax Gross-Ups: NEOs and other executive officers are not entitled to tax gross-ups except in limited circumstances.
☒ Repricing of Stock Options: Repricing of stock options without shareholder approval is prohibited (except in the event of certain corporate events).
Clawback Policy
Array believes it is prudent to create and maintain a culture that emphasizes integrity and accountability while reinforcing its pay-for-performance compensation philosophy. In 2023, Array adopted a policy to require the return, repayment or forfeiture of any erroneously awarded incentive compensation received by any current or former NEO in the event of certain financial restatements, as required by the Dodd-Frank Wall Street Reform & Consumer Protection Act and corresponding New York Stock Exchange listing standards.
Results of the 2024 Say-on-Pay Vote
In 2024, we sought an advisory vote from our shareholders on NEO compensation (commonly referred to as "Say-on-Pay"). The Chair, the President and CEO and the LTICC considered the fact that shareholders overwhelmingly voted at the 2024 annual meeting FOR the Say-on-Pay proposal with respect to 2023 NEO compensation. Even with this strong endorsement of the Company's pay practices, the Chair and President and CEO along with the LTICC believed that it was essential to regularly review the executive compensation program. In 2024, the Chair and the President and CEO along with the LTICC concluded that the compensation program provided awards that they believed motivated our NEOs to maximize long-term shareholder value and encouraged long-term retention. The Chair and the President and CEO and the Board intend to consider the results of the annual Say-on-Pay votes in their future compensation policies and decisions.
Changes to Compensation Policies
There were no material changes made to the executive compensation programs in 2024 in response to the 2024 Say-on-Pay Vote.
Maintaining a Competitive Compensation Program—Benchmarking Compensation Data
In 2024, for the NEOs other than the President and CEO, Willis Towers Watson completed a job specific market analysis with respect to base salary, target annual and long-term incentive opportunities, target total cash and target total direct compensation. Executive officer positions were compared and matched to survey positions based on current role responsibilities. The source of market data was a Willis Towers Watson database of approximately 1,400 companies.

When setting long-term incentive awards, the LTICC considered market compensation data provided by Willis Towers Watson as follows:
•The multiples used to calculate the long-term incentive awards granted in 2024 were determined by the LTICC considering market compensation data with a weighting of:
◦50% of the total based generally on data from general industry companies (with revenue of $3B to $6B); and
◦50% of the total based generally on data from a peer group (as identified below).
•The 2024 Custom Peer Group:
◦Must share at least one of the following characteristics: 1) wireless telecommunications services or technology and software company 2) has intense customer-orientation or satisfaction as a part of its core business strategy and/or 3) single owner of 40% or more of its outstanding equity.

AMETEK, Inc.	Harley-Davidson, Inc.	NCR Voyix Corporation
Bloomin' Brands, Inc.	Herbalife Nutrition Ltd.	Parsons Corporation
Brown-Forman Corporation	Hertz Global Holdings, Inc.	Paychex, Inc.
Columbia Sportswear Company	Hilton Worldwide Holdings Inc.	Ryerson Holding Corporation
CommScope Holding Company, Inc.	HNI Corporation	Sylvamo Corporation
Crown Castle Inc.	Kontoor Brands, Inc.	The Hershey Company
Frontier Communications Parent, Inc.	Leggett & Platt, Incorporated	Travel + Leisure Co.
Note: This group was selected by the LTICC with the assistance of Willis Towers Watson.
•The multiples that were approved for the NEOs are presented in "Long-Term Equity Compensation" below.
In 2024 the Chair, President and CEO and LTICC compared the base salaries, target annual cash incentives, target long-term incentives and total target compensation of each of Array's NEOs, other than the President and CEO, to the compensation data provided by Willis Towers Watson. The comparison was made to help determine whether Array's compensation practices fell in line with competitive market data.
Array believed that compensation decisions are complex and require a deliberate review of Array performance, peer compensation levels, experience of individual executives, and individual performance, among other factors. In determining executive compensation, the Chair, President and CEO and LTICC considered all forms of compensation to review the value delivered by each component of compensation to each executive. Accordingly, the Chair, President and CEO and LTICC may have determined that, with respect to any individual, it was appropriate for total target compensation or any particular element of compensation to meet, exceed or fall below the 50th percentile of the market data. The factors that might have influenced the amount of compensation awarded include market competition for a particular position, retention considerations, an individual's performance, possession of a unique skill or knowledge set, proven leadership capabilities or other business experience, tenure with the Company, internal pay equity and other relevant considerations.
Types and Amounts of NEO Compensation Awarded in 2024
Summary of Executive Compensation Elements
Array provided both fixed (base salary) and variable (annual cash bonus and equity incentives) compensation to the NEOs in 2024. The majority of compensation was at risk to each NEO because the compensation that was actually paid may vary from the target compensation that was established by the Chair, the President and CEO and/or the LTICC. In the case of annual cash incentives and PSUs, the payment was dependent in significant part upon Array's performance and, in the case of equity incentives, the value also was dependent on future share prices. The amount of total target compensation at risk was significantly more than the amount of base salary for each NEO. Also, the majority of total target compensation awarded in 2024 to each NEO was in the form of equity.

The following charts summarize the allocation of the total direct compensation that our NEOs were eligible to earn under the Company's 2024 executive compensation programs. Percentages below are rounded. Further details regarding each of the elements are provided in the discussion that follows the charts.

Note: Compensation included as "All Other Compensation" in the Summary Compensation Table is not considered in the graphs above, because the Company views it as de minimis. The graphs above also do not include the cash retention bonus paid to Mr. Therivel in December 2024.

Executive Compensation Program

	Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2024 Decisions
Fixed	Base Salary	Fixed Cash Compensation	To attract, retain and motivate superior talent	Based on individual performance, proven leadership capabilities, other business experience, possession of a unique skill or knowledge set, internal pay equity, tenure and other factors	Annual base salary merit increases ranged from 2.0% - 4.0%
Pay-At-Risk	Annual Cash Incentive Awards (Bonus)	Variable Cash Compensation Percentage of base earnings based on the achievement of annual company performance goals, individual performance and the Chair's assessment of key goals and major initiatives	To align overall annual Company performance directly with cash compensation	The target percentage of base earnings is determined based on job scope, market data, internal pay equity and other factors Actual payouts based on achievement can range from 0% to 184.5%	Company performance resulted in a 113% payout

The Chair's Assessment on overall Company performance resulted in a 126.0% payout

Individual performance was paid based on the President's (or Chair's, with respect to the President and CEO) assessment of individual performance to help drive business results
Performance Share Unit Awards (PSUs)	Equity Compensation

Number of shares paid based on original target adjusted by company achievement during the one-year performance period and released at the end of the three-year cliff vesting period (assuming continued employment)

Value of PSUs is variable based on company performance and the long-term stock price performance	To encourage retention and focus management on long-term stock price performance To align management's interest with shareholders' interests To support our business strategy	Based on job scope, market data, individual performance and expected future contribution Actual payouts based on company achievement and can range from 0% to 175% of target	One half of the value of the total target equity award was granted in the form of PSUs

Based on Return on Capital (50%) and Simple Free Cash Flow (50%) for the period January 1, 2024 through December 31, 2024
Restricted Stock Unit Awards (RSUs)	Equity Compensation

Time-vested one-third each year on the anniversary of the grant date (assuming continued employment through the vesting dates)

		Value of RSUs is variable based on long-term stock price performance	To encourage retention and focus management on long-term stock price performance To align management's interests with shareholders' interests To support our business strategy	Based on job scope, market data, individual performance and expected future contribution	One-half of the value of the total target equity award was granted in the form of RSUs

Compensation Provided to NEOs in 2024
Base Salary
Annually, the Chair determines the President and CEO's base salary. With respect to the other NEOs in 2024, the President and CEO recommended and the Chair approved each such NEO's base salary. In setting 2024 base salary levels, the Chair and/or President and CEO considered market data, Company performance, individual performance and unique skill or knowledge set of each NEO. In 2024, NEOs received an annual base salary merit increase ranging from 2.0% - 4.0%. The base salary of each NEO was set at a level considered to be appropriate in the subjective judgement of the Chair and/or the President and CEO based on assessment of the responsibilities and performance of such NEO, taking into account Array's status as a public and controlled company, and the fact that Array is primarily a regional competitor and that some of its competitors are national or global telecommunication companies that are much larger, possess greater resources in more extensive coverage areas, and market other services that Array does not offer. No specific performance measures are determinative in the base salary compensation decisions for NEOs. Ultimately, it is the informed judgment of the Chair considering the recommendation of the President and CEO (in the case of the other NEOs) that determines the base salaries based on the total mix of information rather than on any specific measure of performance.
NEO Base Salary

Named Executive Officer	2024	2023	% Increase
Laurent C. Therivel (1)	$903,200	$868,500	4.0%
Douglas W. Chambers (2)	$602,447	$584,900	3.0%
Michael S. Irizarry (2)	$804,100	$788,300	2.0%
Kevin R. Lowell (2)	$511,704	$496,800	3.0%

(1)The increase was effective on January 1, 2024.
(2)The increase was effective on March 1, 2024.

Annual Bonus
The Chair and the President and CEO believe that annual bonus awards reinforce a pay-for-performance culture because the payment is based, in part, on Array's financial results along with the Chair's assessment of overall company performance to key goals and major initiatives. Annually, the Chair, considering the recommendation of the President and CEO, set the percentage of base earnings used to determine each NEO's target bonus, as well as performance goals for Array.
The Chair and the President and CEO believed that the target bonuses were competitive compared to the market data. The target percentage of base earnings for each NEO's bonus in 2024 was:
NEO Bonus Targets

Named Executive Officer	Percentage of Base Earnings
Laurent C. Therivel	110%
Douglas W. Chambers	55%
Michael S. Irizarry	65%
Kevin R. Lowell	55%
All of our NEOs participated in the 2024 Array Annual Incentive Plan. Under that plan, the Chair and the President and CEO set minimum, target and maximum annual company performance goals used to determine 70% of each NEO's 2024 annual bonus award. The goals were based on the following metrics: Consolidated Total Service Revenues (50% weighting), Consolidated Operating Cash Flow (40% weighting) and Consolidated Capital Expenditures (10% weighting). The Chair's Assessment of overall Company Performance (10% weighting) and Individual Performance (20% weighting) measures were used to calculate 30% of the final award. The Chair and the President and CEO believed that these metrics focused executives on maximizing profitability and the customer experience. Under the Annual Incentive Plan, the actual annual incentive payouts based on the achievement of performance goals established for the year could range from 0% to 184.5%.

The following provides additional detail on the performance measures considered for the purposes of the 2024 Array Annual Incentive Plan.

	Component Weighting	Overall Plan Weighting	Maximum Percentage of Target
Consolidated Total Service Revenues	50%	35%	200.0%
Consolidated Operating Cash Flow	40%	28%	200.0%
Consolidated Capital Expenditures	10%	7%	150.0%
Company Performance	100%	70%
Chair Assessment of Overall Company Performance		10%	160.0%
Individual Performance		20%	160.0%
Total Overall Plan Weighting and Maximum Target Opportunity		100%	184.5%
The performance goals, at the minimum, target and maximum payout levels, were intended to be challenging and the performance goals at the maximum payout level were intended to require superior performance.
The Chair, considering the recommendation of the President and CEO with respect to the NEOs other than himself, determined the actual payout that each NEO received under the incentive plan.
Company Performance
For purposes of evaluating and determining bonus levels each year, Array calculated an overall percentage of performance based on measures set forth in its Annual Incentive Plan.
The below table shows the calculation of the overall quantitative company performance percentage for 2024 based on the 2024 Array Annual Incentive Plan. The below amounts are based on the performance metrics established specifically for bonus purposes and may not agree with Array's financial statements, which are based on accounting principles generally accepted in the United States of America ("GAAP"), or with other publicly disclosed measures. As compared to GAAP, the below bonus results and targets may be adjusted for amounts relating to items such as acquisitions and divestitures and other non-operating or non-core items. The below bonus results and targets are intended to reflect the core operating results over which Array officers have significant influence. The 2024 target for Service Revenues was lower than actual Service Revenues for 2023 due primarily to an anticipated decline in Retail Service revenues due to a decline in subscribers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Performance Measures	Final Bonus Results for 2024	Final Target for 2024	Bonus Results as a % of Target	Minimum Threshold Performance (as a % of Target)	Maximum Performance (as a % of Target)	Interpolated % of Target Bonus Earned (if within Minimum and Maximum Range)	Weight	Weighted Avg % of Target Bonus
Formula
Consolidated Total Service Revenues (1)	$2,987 M	$3,036 M	98.4%	90.0%	110.0%	91.9%	50.0%	46.0%
Consolidated Operating Cash Flow (2)	$919 M	$866 M	106.2%	85.0%	115.0%	141.0%	40.0%	56.4%
Consolidated Capital Expenditures (3)	$611 M	$619 M	98.7%	105.0%	90.0%	106.4%	10.0%	10.6%
Overall Company Performance							100.0%	113.0%

(1)This represents total service revenues determined on a consolidated company-wide basis and in a manner consistent with Array's presentation of total service revenues for external reporting purposes.
(2)This represents operating cash flow determined on a consolidated company-wide basis and in a manner consistent with Array's presentation of adjusted OIBDA (Operating income before depreciation, amortization, accretion, gains and losses) for external reporting purposes, and further adjusted to remove expenses associated with the annual incentive and performance share unit plans.
(3)This represents capital expenditures determined on a consolidated company-wide basis and in a manner consistent with Array's presentation of capital expenditures for external reporting purposes.

If a metric did not meet the minimum threshold performance level, generally no bonus would be paid with respect to such metric. If maximum performance or greater is achieved, 200% (or 150% with respect to the Consolidated Capital Expenditures metric) of the target opportunity for that metric will be funded. As shown above, actual performance exceeded the minimum threshold but was below maximum performance. As a result, the payout level was interpolated for such measure based on the actual result relative to the respective minimum threshold performance percentage and maximum performance percentage
As shown above, the quantitative company performance percentage for Array for 2024 was determined to be 113%.
Chair Assessment
The assessment of overall company goals and major initiatives as determined in the subjective judgment of the Chair was 126.0%. In arriving at this determination, the Chair considered the following accomplishments of Array during 2024:
•Success in strategic alternatives execution by reaching an agreement with T-Mobile for the sale of the wireless operations and a portion of the spectrum portfolio, along with a tower lease agreement on a significant portion of owned towers. Additionally, signed an agreement for the sale of a portion of the spectrum portfolio to Verizon, AT&T and other purchasers;
•Execution on cost saving opportunities through enterprise cost optimization program, exceeding the savings target and resulting in higher Adjusted operating income excluding depreciation and amortization (Adjusted OIBDA) and lower capital expenditures compared to target;
•Significant effort to stabilize the postpaid handset subscriber base;
•Continued Mid-Band rollout, exceeding budget for number of sites upgraded;
•Continued enhancement on the digital platform to produce a digital experience score higher than budget, which increased traffic and improved the customer experience; and
•Continued advocacy for government funding.
Individual Performance Objectives and Accomplishments
In addition to Array performance, the Chair, the President and CEO and members of the LTICC considered individual objectives and performance in determining executive compensation. There was no minimum level of achievement of any of those objectives before salary or other compensation could be increased or provided. The assessment of the achievement of such objectives was not formulaic, objective or quantifiable. Instead, individual performance considerations were factors, among others, that were generally taken into account in the course of making subjective judgments in connection with compensation decisions.
Mr. Therivel was the principal executive officer of Array and was primarily responsible for the performance of Array. Each of the other executive officers was also considered to have made a significant contribution to the aforementioned performance achievements during the period. The portion of the bonus for individual performance was based on an individual performance assessment approved by the Chair in his subjective judgment which, in the case of NEOs other than the President and CEO, considered the recommendation of the President and CEO. This individual performance assessment for 2024 was used as a factor in determining the amount of the cash bonus for 2024 performance paid in 2025 and the value of equity awards granted in 2025.
Annual Cash Compensation
Base Salary:
The following shows certain information relating to base salary in 2024 for Laurent C. Therivel.

Laurent C. Therivel
2023 Annual Base Salary:	$868,500
2024 Annual Base Salary:	$903,200
$ Increase in Annual Base Salary:	$34,700
% Increase in Annual Base Salary:	4.0%
Range per 2023 Willis Towers Watson survey (50th to 75th percentile):	$865,000 - $1,035,000
Effective January 1, 2024, Mr. Therivel's base salary was increased to $903,200 which is slightly above the 50th percentile of the competitive salary range provided by Willis Towers Watson. This was the level considered to be appropriate in the subjective judgment of the Chair.

The following shows certain information relating to base salary in 2024 for the other NEOs:

	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
Base Salary level 3/1/23 - 2/28/24	$584,900	$788,300	$496,800
Base Salary level 3/1/24 - 2/28/25	$602,447	$804,100	$511,704
2024 Base Salary per Summary Compensation Table	$598,804	$800,820	$508,610
$ Increase in Base Salary on 3/1/2024	$17,547	$15,800	$14,904
% Increase in Base Salary	3.0%	2.0%	3.0%
Bonus:  The following table sets forth the amount paid to each NEO for the 2024 annual cash incentive award (the below amounts may be rounded):

		Formula	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
a	2024 base salary earnings		$903,200	$598,804	$800,820	$508,610
b	Target Bonus Percentage		110%	55%	65%	55%
c	Target bonus	a x b	$993,520	$329,342	$520,533	$279,736
d	Percentage of 2024 target bonus based on company performance		70%	70%	70%	70%
e	Target bonus for company performance	c x d	$695,464	$230,540	$364,373	$195,815
f	Calculation of amount reported under "Non-Equity Incentive Plan Compensation" column based on company performance in 2024	e x 113%	$785,874	$260,510	$411,742	$221,271
	Calculation of amount reported under "Bonus" column:
g	Portion of bonus based on Chair assessment in 2024 (10% of target bonus opportunity), multiplied by percentage of achievement as determined by Chair (126.0%)	c x 10% x 126.0%	$125,184	$41,497	$65,587	$35,247
h	Amount of discretionary bonus based on individual performance (20% of bonus opportunity)		$238,445	$72,455	$119,723	$61,542
i	Subtotal of amount reported under "Bonus" column	g + h	$363,628	$113,952	$185,310	$96,789
j	Total bonus for 2024 performance paid in 2025 (sum of amount reported under "Non-Equity Incentive Plan Compensation" column and amount reported under "Bonus" column)	f + i	$1,149,500	$374,462	$597,052	$318,060
Total Cash Compensation:  The following table shows information relating to total cash compensation in 2024.

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
Base Salary in 2024 (3/1/24 - 2/28/25)	-	$602,447	$804,100	$511,704
Base Salary in 2024 (1/1/24 - 12/31/24)	$903,200	-	-	-
2024 Bonus Paid in 2025	$1,149,500	$374,462	$597,052	$318,060
Total Cash Compensation for 2024	$2,052,700 (1)	$976,909	$1,401,152	$829,764
Total Target Cash Compensation per Willis Towers Watson Survey:
25th percentile	$1,455,000	$925,000	$650,000	$690,000
50th percentile	$1,810,000	$1,135,000	$905,000	$835,000
75th percentile	$2,245,000	$1,400,000	$1,325,000	$1,015,000
(1) The amount reflected for Mr. Therivel excludes a retention bonus of $295,000 that was paid to him in 2024 pursuant to the terms of the Therivel Letter Agreement (as defined below).
The Chair and the President and CEO reviewed the base salary and bonus of the NEOs on an aggregate basis. The amount reported above as Base Salary represents the NEO's rate of annual base salary for the period reported rather than the amount reported in the Summary Compensation Table, which reflects actual base salary paid during the period.
The total cash compensation of the above officers was believed to be within the appropriate range identified for this element based on an assessment of the responsibilities and performance of such officers and other relevant factors in the judgment of the Chair and the President and CEO.

Long-Term Equity Compensation
Long-term equity compensation was intended to compensate executives primarily for their contributions to long-term increases in shareholder value. The Chair and the President and CEO, along with the LTICC, believed that equity awards both align management's interests with those of shareholders and reinforce a pay-for-performance culture.
Long-term compensation awards for NEOs are based, in part, on individual performance, with the intended goal of increasing long-term company performance and shareholder value. Performance share units (PSUs), restricted stock units (RSUs) and bonus match units generally vest over three years, to reflect the goal of relating long-term incentive compensation to increases in shareholder value over the same period.
The annual long-term compensation awards in 2024 were made under Array's 2022 Long-Term Incentive Plan ("2022 LTIP"). The target long-term incentive award value of each NEO's 2024 equity-based awards was comprised equally of PSUs (with the PSUs valued assuming achievement at the target performance level) and RSUs. These awards to the NEOs were granted on March 4, 2024.
2024 Target Long-Term Incentive Award

Named Executive Officer	Target Value of 2024 Equity Award
Laurent C. Therivel	$4,950,036
Douglas W. Chambers	$1,491,624
Michael S. Irizarry	$2,010,240
Kevin R. Lowell	$1,266,840
Under the 2022 LTIP, Array is authorized to grant stock options, stock appreciation rights, bonus stock awards, restricted stock awards, restricted stock unit awards, performance awards and other stock awards (including employer match awards for deferred bonus).
Mr. Therivel and the Company entered into a letter agreement on June 1, 2020, as amended by an addendum dated May 17, 2023 (the "Therivel Letter Agreement"), relating to his appointment as President and CEO. The Therivel Letter Agreement provided that each calendar year during Mr. Therivel's employment, it was anticipated that Mr. Therivel would receive annual equity grants with a target grant date value not less than $4,000,000. Mr. Therivel’s 2024 grants had a target grant date value equal to approximately $4,950,000.
Based in part considering information from Willis Towers Watson, the formula for determining the number of units awarded to the NEOs other than the President and CEO was the NEO's base salary on December 31, 2023 times the NEO's performance multiple for 2024, divided by the Company's closing share price on March 1, 2024 (i.e., the last trading day preceding the March 4, 2024 grant date). The product of this formula was then split 50% in PSUs and 50% in RSUs. This result was rounded. The approach for determining long-term incentive award value granted to the President and CEO was based on a comparison to competitive market information provided by Willis Towers Watson.
Performance Share Units:   In 2024, one-half of the total target long-term incentive award value granted to the NEOs was made in the form of PSUs. The PSUs could be settled in shares of Array's common stock or in cash equal to the fair market value of the shares of Common Stock that have vested, based on Company achievement during the performance period from January 1, 2024 through December 31, 2024, against a Return on Capital goal (weighted 50%) and a Simple Free Cash Flow goal (weighted 50%). The Return on Capital goal had a possible payout ranging from 0% - 150% of the target award based on performance and the Simple Free Cash Flow goal had a possible payout ranging from 0% - 200% of the target award based on performance. Simple Free Cash Flow measures performance on capital expenditures relative to budget and was added as a performance metric for the 2024 PSUs because it was included as an explicit target in the development of the 2024 budget. On February 19, 2025, the performance was reviewed against the set metrics and the final determination of performance was certified by the LTICC. The certified Return on Capital performance attainment for 2024 was 2.10% against a target of 2.80%, resulting in a weighted payout performance attainment of 32.5% and the certified Simple Free Cash Flow performance attainment for 2024 was $342.1 million against a target of $246.8 million, resulting in a weighted payout performance attainment of 88.6%. The combined weighted payout performance attainment for both metrics resulted in a total weighted payout equal to 121.1% of target, which was further increased by an additional discretionary increase of 24.8%, for a total payout performance attainment of 145.9%. The discretionary increase represents the net impact of two adjustments: 1) excluding a license impairment charge recorded in 2024 (this adjustment increased attainment) and 2) adjustment for the reduced mid-band deployment versus plan in 2024 (this adjustment decreased attainment). The 2024 PSUs were originally scheduled, to the extent earned, to be paid following the March 4, 2027 vesting date, assuming the NEO remained employed with Array until that date. Please see Impact of Strategic Transactions and 2025 Management Transitions below for a description of the treatment of the PSUs in connection with the Closing and the separations of the NEOs other than Mr. Chambers.

Restricted Stock Units: One-half of the total target long-term incentive award value was granted to the NEOs on March 4, 2024 in the form of RSUs. The RSUs were originally scheduled to vest one-third annually on each anniversary of the grant date, assuming the NEO remained employed through the vesting dates. Please see Impact of Strategic Transactions and 2025 Management Transitions below for a description of the treatment of the RSUs in connection with the Closing and the separations of the NEOs other than Mr. Chambers.
The target values in the tables below were calculated by Array using the formulas described above considering information provided by Willis Towers Watson.
As a result of the foregoing formulas and individual performance factors, the following performance share units and restricted stock units were granted on March 4, 2024 to the NEOs (the amounts may be rounded).

		Formula	Laurent C. Therivel (1)	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
a	December 31, 2023 Base Salary		—	$584,900	$788,300	$496,800
b	Performance Multiple		—	2.55	2.55	2.55
c	Closing stock price on March 1, 2024		$36.00	$36.00	$36.00	$36.00
d	Long-Term Incentive Target Value	a x b	$4,950,036	$1,491,624	$2,020,240	$1,266,840
e	PSU Target Value	d x 50%	$2,475,018	$745,812	$1,010,120	$633,420
f	PSUs Granted (rounded)	e / c	68,750	20,716	27,919	17,595
g	RSU Target Value	d x 50%	$2,475,018	$745,812	$1,010,120	$633,420
h	RSUs Granted (rounded)	g / c	68,751	20,718	27,921	17,595
(1)Mr. Therivel's long-term incentive target value was determined considering an assessment of the competitive market at the 60th and 75th percentile ($4,570,000 - $5,325,000, respectively) as provided by Willis Towers Watson.
Performance on 2022 Performance Share Units
Our NEOs received performance share units in 2022 (the "2022 PSUs") relating to the performance period from January 1, 2022 through December 31, 2024. The performance measure for the 2022 PSUs was Return on Capital (weighted 100%) over the three-year performance period. As previously disclosed, during 2023, the LTICC adopted a resolution specifying that all award holders (including each of the NEOs) would receive, at the time of settlement of the 2022 PSUs, the greater of (i) the actual payout under the 2022 PSUs as originally awarded and (ii) a discretionary amount to be determined by the LTICC, on the basis of quantitative and qualitative factors, with vesting not lower than 75% and not higher than 100% of the target award (subject to continued employment through the time-based vesting date). The LTICC adopted this resolution in order to preserve the retentive effect of the 2022 PSUs for our NEOs as well as other award recipients. The LTICC also believed it was appropriate that the accounting charges associated with the modification of the awards would be recorded, to the extent possible, over the remaining performance period.
At the conclusion of the performance period for the 2022 PSUs the LTICC determined that the actual payout under those awards under the modified terms would have been 75%. In accordance with the modified terms, the LTICC determined to exercise its discretion to pay the awards out at 91%. In determining the vesting level, the LTICC considered quantitative and qualitative factors, including the Company’s performance with respect to the financial metrics under the Annual Incentive Plan during the three-year performance period and the Chair’s assessment of overall Company performance with respect to key goals and major initiatives during such period. The table below sets forth the certified attainment with respect to the aggregate PSUs granted to Messrs. Therivel, Chambers, Irizarry and Lowell during 2022.

Performance Measure	3-Year Average Target	3-Year Average Results	Target (100% Payout)	Payout % Approved	Final Award(1)
Return on Capital	4.50%	1.92%	133,698	91%	121,668
(1)The Company incurred a $1.4 million modification expense in 2025 related to the adjustment for Messrs. Therivel, Chambers, Irizarry and Lowell's 2022 PSUs that resulted from the LTICC's 16% discretionary increase to the final payout (from the 75% minimum approved in 2023), which will be reflected as additional compensation in the 2025 Summary Compensation Table.

The following lists the payouts approved on February 19, 2025 of the performance share unit awards granted during 2022 to the following NEOs in comparison to the target awards:

	Target Award	Payout above/(below) Target(1)	Total Award Payout
Laurent C. Therivel	73,248	(6,592)	66,656
Douglas W. Chambers	22,389	(2,015)	20,374
Michael S. Irizarry	27,419	(2,467)	24,952
Kevin R. Lowell	10,642	(956)	9,686
Total	133,698	(12,030)	121,668
Performance on 2024 Performance Share Units
The performance period for the 2024 performance share units ended on December 31, 2024 and performance attainment was certified by the LTICC on February 19, 2025. The certified attainment was 145.9%. The table below sets forth the certified attainment with respect to the two performance measures for the 2024 performance share units granted to Messrs. Therivel, Chambers, Irizarry and Lowell.

Performance Measure(1)	1-Year Target	1-Year Results	Target (100% Performance Attainment)	Performance Attainment % Approved	Final Award
Return on Capital	2.80%	2.10%	67,490	71.0%	95,838
Simple Free Cash Flow	$246.8M	$342.1M	67,490	74.9%	101,100
Total Performance Share Units			134,980	145.9% (2)	196,938
(1) Return on Capital and Simple Free Cash Flow performance measures are weighted at 50% each.
(2) Includes a discretionary increase of 24.8 percentage points related to excluding a license impairment charge and reducing mid-band deployment versus plan in 2024. The Company incurred a $2.2 million modification expense in 2025 related to this adjustment for Messrs. Therivel, Chambers, Irizarry and Lowell's 2024 PSUs which will be reflected as additional compensation in the 2025 Summary Compensation Table.

The following summarizes the adjustment on February 19, 2025, based on performance attainment, of the performance share unit awards granted during 2024 to the following NEOs:

	Target Award	Award Adjustment above/(below) Target	Final Award
Laurent C. Therivel	68,750	31,557	100,307
Douglas W. Chambers	20,716	9,509	30,225
Michael S. Irizarry	27,919	12,815	40,734
Kevin R. Lowell	17,595	8,077	25,672
Total	134,980	61,958	196,938
Impact of Strategic Transactions and 2025 Management Transitions
As previously disclosed, in 2024, the Company entered into agreements for strategic transactions with each of T-Mobile US, Inc., Verizon Communications, Inc., New Cingular Wireless PCS, LLC (a subsidiary of AT&T Inc.), Nsight Spectrum, LLC and Nex-Tech Wireless, LLC. The transaction with T-Mobile closed on August 1, 2025 and constituted a change in control for purposes of the Therivel Letter Agreement and a “LTIP Change in Control” or “Qualifying Transaction” (each as defined below) for purposes of the 2013 LTIP and 2022 LTIP.

Effective upon the Closing, the employment of each of Messrs. Therivel, Irizarry and Lowell was terminated without cause. In connection with his separation and subject to his execution and non-revocation of a release of claims, Mr. Therivel was entitled to receive (i) in accordance with the terms of the Therivel Letter Agreement, a lump sum severance amount equal to his then current annual base salary; (ii) a prorated annual bonus for 2025 based on actual performance; (iii) the cost of COBRA continuation coverage for one year; and (iv) outplacement services for one year. In connection with the Closing and in accordance with the Therivel Letter Agreement, the Chair recommended, and the Board approved, the accelerated vesting of one-third of the performance-based equity award granted to Mr. Therivel in connection with the commencement of his employment (the "Accomplishment Award") and the full accelerated vesting of Mr. Therivel’s remaining unvested equity awards, effective immediately prior to the Closing. The remaining two-thirds of the Accomplishment Award was forfeited. In addition, Mr. Therivel's company car was transferred to him in connection with the Closing. Pursuant to the Therivel Letter Agreement, Mr. Therivel is subject to one year post-termination non-competition and non-solicitation of employees and customers restrictive covenants. Mr. Therivel’s breach of any of the restrictive covenants would entitle the Company to injunctive relief and the payment of any reasonable attorneys’ fees, in addition to any other remedies to which the Company may be entitled.
In connection with their terminations of employment, and pursuant to the terms of the Company’s executive severance policy and subject to their execution and non-revocation of a release of claims, Messrs. Irizarry and Lowell were paid a lump sum cash payment equal to the sum of (i) their then-current annual base salary, (ii) a prorated annual bonus for 2025 based on actual performance, and (iii) the cost of COBRA continuation coverage for one year. In addition, in accordance with the terms of the 2013 LTIP and the 2022 LTIP and the applicable award agreements, Messrs. Irizarry and Lowell’s outstanding equity awards fully vested upon their terminations of employment, based on target performance with respect to performance-based awards for which performance previously had not been certified (and with awards granted in 2024 and 2025 being settled in cash). In addition, in accordance with the terms of the Company’s supplemental executive retirement plan, or SERP, the Company made a contribution to the SERP on behalf of each of Messrs. Irizarry and Lowell in connection with their separations, which contributions represent the Company contributions that would have been made to the TDS Pension Plan (as defined below) on behalf of such NEOs but for certain limitations under the Internal Revenue Code and the TDS Pension Plan. In addition, Messrs. Irizarry and Lowell's company cars were transferred to them in connection with the Closing. In accordance with the terms of the TDS Pension Plan, in connection with their separations, a Company contribution to the TDS Pension Plan was made on behalf of Messrs. Irizarry and Lowell for the 2025 plan year, in an amount equal to the sum of (A) 3% of their compensation up to the Social Security wage base, plus (B) 6% of their compensation in excess of the Social Security wage base up to the compensation limit applicable to the TDS Pension Plan under tax laws. Messrs. Irizarry and Lowell are each subject to one year post-termination non-solicitation of employees and customers restrictive covenants.
In connection with his appointment as President and Chief Executive Officer, Mr. Chambers and Array entered into an Equity Acceleration Agreement (the “Equity Acceleration Agreement”), pursuant to which Mr. Chambers’ outstanding equity awards vested in full immediately following the Closing, based on target performance with respect to Mr. Chambers’ performance-based awards granted in 2025. If Mr. Chambers voluntarily resigns his employment with Array and its affiliates other than for “Good Reason” (as defined in the United States Cellular Corporation Long-Term Incentive Plan) prior to January 1, 2026 (or such earlier date specified by Array as Mr. Chambers’ termination date) (the “Retention Date”), or if he fails to satisfactorily meet performance expectations through the Retention Date, then Mr. Chambers will be required to pay to Array a cash amount equal to the fair market value of the shares that were subject to the portions of his equity awards that vested pursuant to the Equity Acceleration Agreement. Mr. Chambers' company car was transferred to him in connection with the Closing.
Please see “Potential Payments Upon Termination or Change in Control” below for additional information regarding the payments and benefits to which the NEOs would have been entitled as of December 31, 2024 in connection with a change in control or terminations of their employment.
Other Benefit Plans Available to NEOs
The Chair believed that Array's maintenance of the below-described plans was consistent with competitive pay practices and was an important element in attracting and retaining talent in a competitive market.
The NEOs participated in certain benefit plans in 2024, as described below.
Deferred Salary and Bonus:
The NEOs were permitted to defer salary and/or bonus into an interest-bearing arrangement under a deferred compensation plan. Pursuant to the plan, the NEO's deferred compensation account was credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average twenty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person. The portion of any interest that exceeds 120% of the applicable federal long-term rate ("AFR") is considered above market in accordance with SEC rules. The deferred compensation account of a NEO is paid at the time and in the form provided in the plan, which permits certain distribution elections by the officer.
The NEO is always 100% vested in, and entitled to receipt upon termination, all salary and bonus amounts that have been deferred and any interest credited to his or her account. Such amounts are reported in the Nonqualified Deferred Compensation table and, because there would not be any increased benefit or accelerated vesting in the event of termination or change in control, are not included in the below Table of Potential Payments upon Termination or Change in Control.

Deferred Bonus under the Long-Term Incentive Plan:
In addition to being permitted to defer their bonuses into an interest-bearing arrangement as described immediately above, each officer could elect to defer a portion of his or her annual bonus pursuant to the LTIP, and Array would allocate a related stock unit match award to the employee's deferred compensation account. For the bonus earned in 2024, the match equaled 33 1/3 % of the deferred bonus amount for the year. The stock unit match awards would be deemed invested in Array Common Share Units and would vest ratably at a rate of one-third per year over three years. The match becomes fully vested upon the executive's separation due to retirement, disability or death. The NEOs receive a distribution of the deferred bonus account at the time and in the form provided in the plan, which permits certain distribution elections by the NEO. The portion of the bonus deferred by an NEO is reflected in the "Executive Contributions in Last FY" column of the Nonqualified Deferred Compensation table, and the Company matching contribution is reflected in the "Registrant Contributions in Last FY" column of the Nonqualified Deferred Compensation Table.
SERP
Each of the NEOs participated in a supplemental executive retirement plan, or SERP, which is a non-qualified defined contribution plan. The SERP is not intended to provide substantial benefits other than to replace the benefits which cannot be provided under the TDS Pension Plan as a result of tax law limitations on the amount and types of annual employee compensation which can be taken into account under a tax qualified pension plan or other limitations. The SERP is unfunded. Participants are credited with interest on balances of the SERP. For 2024, the deferred balance was credited with an assumed rate of earnings on all amounts other than the contributions for that year equal to the yield on ten-year BBB rated industrial bonds for the last trading date of the prior year as quoted by Standard & Poor's. The interest rate under the SERP for 2024 was set as of the last trading date of 2023 at 5.2243% per annum, based on the yield on ten-year BBB rated industrial bonds at such time.
A participant is entitled to distribution of his or her entire account balance under the SERP if the participant has a separation from service without cause, after either (a) his or her attainment of age 65; or (b) his or her completion of at least ten years of service. If a participant has a separation from service under circumstances other than those set forth in the preceding sentence, without cause, the participant will be entitled to distribution of 10% of his or her account balance for each year of service up to ten years. Upon a separation from service under circumstances that permit payments under the SERP, the participant will be paid his or her vested account balance in one of the following forms as elected by the participant prior to the first day of the plan year in which the participant commences participation in the SERP: (a) a single lump sum or (b) annual installments over a period of 5, 10, 15, 20, or 25 years. The SERP does not include any provision that would increase benefits or accelerate amounts upon any termination or change in control and, accordingly, no amount attributable to the SERP is included in the Table of Potential Payments upon Termination or Change in Control. Each NEO's SERP balance as of December 31, 2024 is set forth in the "Nonqualified Deferred Compensation" table below.
Perquisites
Array generally did not provide significant perquisites to its NEOs. Array had no formal plan, policy or procedure pursuant to which NEOs are entitled to any perquisites following termination or change in control. However, from time to time, Array may enter into employment, retirement, severance or similar agreements that may provide for perquisites.
Tax-Deferred Savings Plan - 401(k) plan
TDS sponsors the Tax-Deferred Savings Plan ("TDSP"), a tax-qualified defined contribution plan. This plan is available to employees of TDS and its subsidiaries which have adopted the plan, including Array. Employees contribute amounts from their compensation and Array makes matching contributions in part. Array makes matching contributions to the plan in cash equal to 100% of an employee's contributions up to the first 3% of such employee's compensation, and 40% of an employee's contributions up to the next 2% of such employee's compensation. Matching contributions under the Tax-Deferred Savings Plan are subject to a two-year graduated vesting schedule (34% vesting at one year of service and 100% vesting at two years of service). Employees have the option of investing their contributions and Array's contributions in a TDS Common Share fund, a Array Common Share fund and certain unaffiliated funds. Contributions into the company common stock funds are limited to no more than 20%, combined.
This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all employees, and benefits are not enhanced upon any termination (other than a termination by reason of death, total and permanent disability or after an employee attains age 65) or change in control. Accordingly, no amounts are reported in the Table of Potential Payments upon Termination or Change in Control.
Pension Plan
TDS sponsors a tax-qualified defined contribution pension plan for the eligible employees of TDS and its participating subsidiaries, including Array (TDS Pension Plan). Under this plan, pension costs are calculated separately for each participant based on the applicable pension formula and are funded annually by TDS and its participating subsidiaries. Employees do not make contributions to the TDS Pension Plan.

Benefits under the TDS Pension Plan are subject to a five year graduated vesting schedule (20% vesting at two years of service, 40% vesting at three years of service, 60% vesting at four years of service and 100% vesting at five years of service).
This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all Array employees, and benefits are not enhanced upon any termination (other than a termination by reason of death, total and permanent disability or a qualified retirement) or change in control. Accordingly, no amounts are reported in the Table of Potential Payments upon Termination or Change in Control.
Health and Welfare Benefits
TDS also provides customary health and welfare and similar plans for the benefit of employees of TDS and its subsidiaries, including Array. These group life, health, disability, medical reimbursement and/or similar plans do not discriminate in scope, terms or operation in favor of executive officers and are available generally to all employees, and benefits are not enhanced upon any termination or change in control. Accordingly, no amounts are reported in the below Table of Potential Payments upon Termination or Change in Control.
Impact of Accounting and Tax Treatments of Particular Forms of Compensation
The Chair and the LTICC considered the accounting and tax treatments of particular forms of compensation. Accounting and tax treatments have not significantly impacted the determinations of the appropriate compensation for Array executive officers. The Chair and the LTICC considered the accounting and tax treatments primarily to be informed and to confirm that Array personnel understand and recognize the appropriate accounting and tax treatment that will be required with respect to compensation.
Array agreed to "gross-up" payments to executive officers due to taxes or to otherwise reimburse officers for the payment of taxes only in limited circumstances.
Policy on Stock Ownership by Executive Officers
Array did not have a formal policy relating to stock ownership by executive officers.
Prohibition of Derivative Trading, Hedging and Pledging of Shares and Insider Trading
TDS' Policy Regarding Insider Trading and Confidentiality, which was applicable to Array's Board of Directors, officers and certain employees identified by Array's Chief Financial Officer, provided that persons subject to the earnings blackout policy may not, under any circumstances, trade options for, pledge, or sell "short," any securities of TDS or Array. The policy also governs the purchase, sale, and other dispositions of Array’s securities by directors, officers, and employees of Array that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable listing standards. It is also our policy that the company will not trade in company securities in violation of insider trading laws, rules and regulations, and any applicable listing standards. A copy of the policy is filed as Exhibit 19 to Array’s Form 10-K for the year ended 2024.

Compensation Committee Report

The Chair and the members of the Array Board of Directors oversee Array's compensation programs. In fulfilling their oversight responsibilities, the persons whose names are listed below reviewed and discussed with management the CD&A set forth above in this Proxy Statement.
In reliance on the review and discussions referred to above, the persons whose names are listed below determined that the CD&A be included in Array's Proxy Statement related to the 2025 Annual Meeting.
Because Array does not have a formal independent compensation committee, the above CD&A is being submitted by each member of the Board of Directors: LeRoy T. Carlson, Jr., Walter C. D. Carlson (Chair), Douglas W. Chambers, Kenneth S. Dixon, Joseph R. Hanley, Harry J. Harczak, Jr., Esteban C. Iriarte, Vicki L. Villacrez and Xavier D. Williams.

Compensation Tables
Summary of Compensation
The following table summarizes the compensation paid by Array to the NEOs for 2024, 2023, and 2022. The compensation actually realized by a NEO may be more or less than the amount reported in the below Summary Compensation Table depending on the performance of the Array stock price and other factors.

2024 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
			(a)	(b)	(c)	(d)	(e)
Laurent C. Therivel (1)
President and Chief Executive Officer	2024	$901,866	$658,629	$5,210,668	$785,874	$0	$99,911	$7,656,948
	2023	$866,882	$1,226,060	$8,028,781	$644,670	$339	$93,407	$10,860,139
	2022	$824,887	$750,867	$4,699,725	$545,333	$29	$88,045	$6,908,886
Douglas W. Chambers
Executive Vice President, Chief Financial Officer and Treasurer	2024	$598,804	$113,952	$1,542,259	$260,510	$0	$81,661	$2,597,186
	2023	$580,401	$101,193	$2,389,311	$215,410	$982	$81,357	$3,368,654
	2022	$557,144	$97,373	$1,406,924	$183,827	$543	$74,323	$2,320,134
Michael S. Irizarry (2)
Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology	2024	$800,820	$185,310	$2,081,620	$411,742	$0	$175,725	$3,655,217
	2023	$783,702	$161,482	$3,014,937	$343,747	$5,810	$97,527	$4,407,205
	2022	$759,947	$157,070	$1,723,010	$296,330	$3,906	$87,077	$3,027,340

Kevin R. Lowell
Executive Vice President, Chief People Officer and Head of Communications	2024	$508,610	$96,789	$1,276,708	$221,271	$0	$65,079	$2,168,457
	2023	$491,044	$85,614	$1,695,237	$182,246	$1,292	$60,512	$2,515,945

(a)Amounts reported in this column represent the discretionary portion of annual bonuses paid in 2025 with respect to 2024 performance. For 2024 bonuses paid in 2025, Kevin R. Lowell deferred 20% into Array deferred compensation stock units.
(b)In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Compensation-Stock Compensation ("FASB ASC 718"), this represents the aggregate grant date fair value. Assumptions made in the valuation of stock awards in this column are described in Array's financial statements included in the accompanying Annual Report to Shareholders for the year ended December 31, 2024. In addition, amounts reflected in this column for 2024 include modification charges incurred in connection with the adjustments to the 2021 performance share units with respect to a 15% discretionary increase to the awards final payout that was approved by the LTICC in February 2024. The aggregate modification charges reflected in the table above for Messrs. Therivel, Chambers, Irizarry and Lowell are $388,667, $104,085, $143,414 and $55,264, respectively.
The table below provides both the grant date fair value at target, and also at maximum, for the 2024 performance share unit awards using the March 4, 2024 grant date closing price of $34.71:

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
Grant Date Value (100%)	$2,386,313	$719,052	$969,068	$610,722
Maximum Value (175%)	$4,176,047	$1,258,341	$1,695,869	$1,068,764
(c)Represents the portion of the annual bonus paid in 2025 with respect to 2024 performance that represents non-equity incentive plan compensation.
(d)Includes the portion of interest that exceeded the amount calculated utilizing 120% of the AFR at the time the interest rate was set. Each of the NEOs currently participates in a supplemental executive retirement plan (SERP). In addition, column (d) includes interest on any deferred salary or bonus that exceeded that calculation utilizing 120% of the AFR, if any.

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
Excess Earnings
SERP	—	—	—	—
Deferred Salary or Bonus	—	—	—	—
Total Excess Earnings	—	—	—	—
(e)Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is $10,000 or more.

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
Perquisites:
Board Placement Search	—	—	$75,000	—
Corporate automobile allowance, personal travel and executive physical expenses (3)	$17,801	$18,685	$18,615	$10,439
Total Perquisites if $10,000 or more	$17,801	$18,685	$93,615	$10,439
Contributions to Benefit Plans
TDSP	$13,110	$13,110	$13,110	$13,110
TDS Pension Plan	$15,642	$15,642	$15,642	$15,642
SERP	$53,358	$34,224	$53,358	$25,888
Total, including perquisites if $10,000 or more	$99,911	$81,661	$175,725	$65,079

Column (e) includes the following in 2024: (1) the total of any perquisites and personal benefits, to the extent that the aggregate incremental cost of such perquisites and personal benefits equals or exceeds $10,000 for each NEO and (2) contributions by Array for the benefit of the NEO under (a) the TDSP, (b) the TDS Pension Plan, and (c) the SERP.
Footnotes:
(1) The amount reported for Mr. Therivel in the Bonus column for 2024 includes a $295,000 cash retention award paid on December 1, 2024 pursuant to the terms of the Therivel Letter Agreement.
(2) The amount reported for Mr. Irizarry in the All Other Compensation column for 2024 includes $75,000 which represents the reimbursement of amounts paid to an external search firm to assist Mr. Irizarry in obtaining a position on an outside board of directors.
(3) For healthcare privacy reasons, the same executive physical expense has been allocated to each NEO, which reflects the maximum reimbursed under the plan to any NEO in 2024.

Information Regarding Plan-Based Awards
The following table shows, as to the NEOs, certain information regarding plan-based awards in 2024.
2024 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)
					(a)	(b)	(c)
Laurent C. Therivel
Non-Equity Incentive Plan Awards (1)		$24,341	$695,464	$1,283,131
Stock Awards:
Array Deferred Compensation Stock Match Units for 2023 Bonus paid in 2024 (2):	3/8/24							1,395	$49,341
Awards in Common Shares (3)
Restricted Stock Units:	3/4/24							68,751	$2,386,347
Performance Share Units:	3/4/24				34,375	68,750	120,313		$2,386,313
Modification of 2021 Performance Share Units (4)	2/14/24								$388,667
Douglas W. Chambers
Non-Equity Incentive Plan Awards (1)		$8,069	$230,540	$425,346
Awards in Common Shares (3)
Restricted Stock Units:	3/4/24							20,718	$719,122
Performance Share Units:	3/4/24				10,358	20,716	36,253		$719,052
Modification of 2021 Performance Share Units (4)	2/14/24								$104,085
Michael S. Irizarry
Non-Equity Incentive Plan Awards (1)		$12,753	$364,373	$672,268
Awards in Common Shares (3)
Restricted Stock Units:	3/4/24							27,921	$969,138
Performance Share Units:	3/4/24				13,960	27,919	48,858		$969,068
Modification of 2021 Performance Share Units (4)	2/14/24								$143,414
Kevin R. Lowell
Non-Equity Incentive Plan Awards (1)		$6,854	$195,815	$361,279
Awards in Common Shares (3)
Restricted Stock Units:	3/4/24							17,595	$610,722
Performance Share Units:	3/4/24				8,798	17,595	30,791		$610,722
Modification of 2021 Performance Share Units (4)	2/14/24								$55,264
Explanation of Columns:
(a) - (c)The amounts shown under these columns reflect the number of Array Common Shares that may be earned by each Array officer as a result of the performance share units granted to such officer under the award. The actual number of Array Common Shares to be delivered to the NEOs as a result of these performance share units was determined by the performance of Array during the one-year performance period running January 1, 2024 through December 31, 2024, as measured against two performance criteria selected by the LTICC. To the extent earned, the 2024 performance share units were originally scheduled to vest on March 4, 2027, subject to the NEO's continuous employment through such date. Please see “Impact of Strategic Transactions and 2025 Management Transitions” above for a description of the treatment of the performance share units held by the NEOs in connection with the Closing and/or their separations from the Company in 2025.

Footnotes:
(1)Represents amounts payable under the Array Annual Incentive Plan.
(2)Represents the number of deferred compensation stock units in Array Common Shares awarded to such officer with respect to the company match related to deferred bonus compensation. The aggregate grant date fair value computed in accordance with FASB ASC 718 of the match stock units is reported in the Summary Compensation Table under the "Stock Awards" column. See the "Nonqualified Deferred Compensation" table, below, for information regarding deferred compensation stock units.
(3)These amounts represent Array restricted stock units and performance share units which were granted on March 4, 2024. The restricted stock units were originally scheduled to become vested one-third on each of the first, second and third annual anniversaries of the grant date, and the performance share units were originally scheduled to become vested in their entirety on March 4, 2027, in each case subject to the NEO's continuous employment through such date (and in the case of the performance share units, subject to satisfaction of the performance measures at the threshold or higher level). Please see "Impact of Strategic Transactions and 2025 Management Transitions" above for a description of the treatment of the restricted stock units and performance share units held by the NEOs in connection with the Closing and/or their separations from the Company in 2025.
(4)The amount in this row represents the incremental fair value attributable to the modification of the 2021 performance share units held by the NEO in 2024.

Information Regarding Outstanding Equity Awards at Year-End
The following table shows NEO outstanding equity awards at fiscal year-end.
2024 Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
Name (1)	Grant Date	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Laurent C. Therivel
Stock Unit Awards:
2024 RSUs (2)	3/4/24					68,751	$4,312,063
2023 RSUs (2)	4/3/23					76,380	$4,790,554
2022 RSUs (2)	4/4/22					73,248	$4,594,115
2020 RSUs (3)	7/1/20					72,510	$4,547,827
Array Bonus Match Units not vested (4)						1,612	$101,105
Performance Share Units:
2024 PSUs (2)	3/4/24					100,307	$6,291,255
2023 PSUs (2)	4/3/23					136,338	$8,551,119
2022 PSUs (2)	4/4/22					66,656	$4,180,664
2020 PSUs (5)	7/1/20							145,021	$9,095,717
Total		—	—			595,802	$37,368,702	145,021	$9,095,717
Douglas W. Chambers
Stock Unit Awards:
2024 RSUs (2)	3/4/24					20,718	$1,299,433
2023 RSUs (2)	4/3/23					23,044	$1,445,320
2022 RSUs (2)	4/4/22					22,389	$1,404,238
Performance Share Units:
2024 PSUs (2)	3/4/24					30,225	$1,895,712
2023 PSUs (2)	4/3/23					41,132	$2,579,799
2022 PSUs (2)	4/4/22					20,374	$1,277,857
Total		—	—			157,882	$9,902,359	—	—
Michael S. Irizarry
Options:
2016 Options		18,683		$45.87	4/1/26
Stock Unit Awards:
2024 RSUs (2)	3/4/24					27,921	$1,751,205
2023 RSUs (2)	4/3/23					29,154	$1,828,539
2022 RSUs (2)	4/4/22					27,419	$1,719,720
Performance Share Units:
2024 PSUs (2)	3/4/24					40,734	$2,554,836
2023 PSUs (2)	4/3/23					52,042	$3,264,074
2022 PSUs (2)	4/4/22					24,952	$1,564,989
Total		18,683	—			202,222	$12,683,363	—	—
Kevin R. Lowell
Stock Unit Awards:
2024 RSUs (2)	3/4/24					17,595	$1,103,558
2023 RSUs (2)	4/3/23					19,572	$1,227,556
2022 RSUs (2)	4/4/22					10,642	$667,466
Performance Share Units:
2024 PSUs (2)	3/4/24					25,672	$1,610,148
2023 PSUs (2)	4/3/23					34,937	$2,191,249
2022 PSUs (2)	4/4/22					9,686	$607,506
Total		—	—			118,104	$7,407,483	—	—

Footnotes:
(1)As described above, (i) one-third of Mr. Therivel’s Accomplishment Award and all of his remaining unvested equity awards vested immediately prior to the Closing, (ii) Mr. Chambers’ outstanding equity awards vested in full upon the Closing pursuant to his Equity Acceleration Agreement, and (ii) the outstanding equity awards held by Messrs. Irizarry and Lowell vested in full upon the termination of their employment on August 1, 2025, based on target performance with respect to the 2025 performance-based awards, for which performance previously had not been certified.
(2)The 2022 restricted stock units will vest on the third anniversary of the grant date. The 2023 and 2024 restricted stock units will vest one-third each year on the anniversary of the grant date.
The performance periods for the 2022, 2023 and 2024 performance share units have concluded, and these awards were scheduled to vest on April 4, 2025, April 3, 2026 and March 4, 2027, respectively. The number of shares included in the above table is the final approved award after adjustment for performance attainment for the 2022, 2023 and 2024 performance share units.
(3)The restricted stock units granted to Mr. Therivel in connection with his employment commencement were originally scheduled to vest on July 1, 2026.
(4)Represents the number of Array Common Shares underlying the unvested portion of deferred compensation stock match units awarded to such NEO with respect to deferred bonus compensation. Generally, one-third of the deferred compensation stock match units become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such officer is an employee of Array or an affiliate on such date. Accordingly, share units were originally scheduled to vest on each of December 31, 2025 (1,147) and December 31, 2026 (465). Upon separation from the Company, any company match is fully vested for employees who are retirement eligible under the Phantom Deferred Compensation Plan. As of December 31, 2024, Mr. Therivel was not retirement eligible under the terms of the Phantom Deferred Compensation Plan but pursuant to the terms of the Therivel Letter Agreement, Array took action to fully vest Mr. Therivel's company match under the Phantom Deferred Compensation Plan effective immediately prior to the Closing.
(5)These performance share units represent the Accomplishment Award granted to Laurent C. Therivel on July 1, 2020 in connection with his employment commencement. The award had a variable vesting period which could range from 2.5 to 6.5 years dependent on attainment of performance conditions. As described above in "Impact of Strategic Transactions and 2025 Management Transitions" one-third of the Accomplishment Award vested immediately prior to the Closing, and the remainder was forfeited.

Information Regarding 2024 Option Exercises and Stock Vested
The following table shows NEO information regarding option exercises and stock vested in 2024.
2024 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Laurent C. Therivel
Stock Awards Vested (Date of Vesting):
2023 Restricted Stock Units (4/3/24)			38,190	$1,407,302
2021 Restricted Stock Units (4/5/24)			61,141	$2,170,506
2021 Performance Share Units (4/5/24)			55,027	$1,953,459
Array Bonus Match Units (12/31/24)(1)			2,244	$140,744
Total	—	—	156,602	$5,672,011
Douglas W. Chambers
Stock Awards Vested (Date of Vesting):
2023 Restricted Stock Units (4/3/24)			11,522	$424,586
2021 Restricted Stock Units (4/5/24)			16,374	$581,277
2021 Performance Share Units (4/5/24)			14,737	$523,164
Total	—	—	42,633	$1,529,027
Michael S. Irizarry
Stock Awards Vested (Date of Vesting):
2023 Restricted Stock Units (4/3/24)			14,577	$537,162
2021 Restricted Stock Units (4/5/24)			22,561	$800,916
2021 Performance Share Units (4/5/24)			20,305	$720,828
Total	—	—	57,443	$2,058,906
Kevin R. Lowell
Stock Awards Vested (Date of Vesting):
2023 Restricted Stock Units (4/3/24)			9,786	$360,614
2021 Restricted Stock Units (4/5/24)			8,689	$308,460
2021 Performance Share Units (4/5/24)			7,821	$277,646
Total	—	—	26,296	$946,720

Footnotes:
(1)Pursuant to the Array LTIP and its Phantom Stock Program, the company match deferred compensation stock units relating to deferred bonus generally vest one-third on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided the award recipient is an employee of Array on such date. The stock price used to calculate the value realized on vesting was the closing price of Array Common Shares of $62.72 on December 31, 2024, the last trading day of 2024.
Upon separation from the Company, the company match is non-forfeitable for employees who are retirement eligible under the Phantom Stock Program. Mr. Therivel did not qualify as retirement eligible under the Phantom Stock Program at the time of his separation, but pursuant to the terms of the Therivel Letter Agreement, Array took action to fully vest all Bonus Match Units held by Mr. Therivel effective immediately prior to the Closing.

Information Regarding 2024 Nonqualified Deferred Compensation
The following table shows NEO information regarding nonqualified deferred compensation for the year ended December 31, 2024.
2024 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE
Laurent C. Therivel
SERP
Company Contribution		$53,358
Total Interest			$5,734
Balance at year end					$166,719
Deferral of 2023 bonus paid in 2024 - 4,181 Array Shares (1)	$147,882
Company Match for 2023 bonus paid in 2024 - 1,395 Array Shares (1)		$49,341
Changes in value in 2024			$604,548
Distribution of 5,114 Array Shares in 2024				$(212,436)
Accumulated Balance at Year End:
21,124 Array Vested Shares					$1,324,897
5,793 Array Unvested Shares					$363,337
Aggregate Total (2)	$147,882	$102,699	$610,282	$(212,436)	$1,854,953
Douglas W. Chambers
SERP
Company Contribution		$34,224
Total Interest			$10,441
Balance at year end					$240,638
Aggregate Total (2)	—	$34,224	$10,441	—	$240,638
Michael S. Irizarry
SERP
Company Contribution		$53,358
Total Interest			$54,428
Balance at year end					$1,129,421
Aggregate Total (2)	—	$53,358	$54,428	—	$1,129,421
Kevin R. Lowell
SERP
Company Contribution		$25,888
Total Interest			$12,618
Balance at year end					$275,355
Aggregate Total (2)	—	$25,888	$12,618	—	$275,355

Footnotes:
(1)Represents deferrals of salary and/or bonus, if any. Such amounts can be deferred into an interest account, or the bonus can also be deferred into a deferred compensation stock unit deferral arrangement.
(2)The following is a summary of the total deferred compensation balances, which include compensation reported in the Summary Compensation Table in 2024 and in years prior to 2024. The below amounts do not include previously reported deferred compensation that has been distributed.

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
Aggregate Deferred Balances 12/31/23 (includes amounts reported as compensation in years prior to 2023)	$1,206,526	$195,973	$1,021,635	$236,849
Net amount reported in above table for 2024 (includes amounts reported as compensation in 2024)	$648,427	$44,665	$107,786	$38,506
Aggregate Deferred Balances 12/31/24	$1,854,953	$240,638	$1,129,421	$275,355

Change in Control
The following summarizes the change in control provisions of the 2013 LTIP and 2022 LTIP:
Generally, a "change in control" is defined in the 2013 LTIP and 2022 LTIP ("LTIP Change in Control") as: (i) an acquisition by a person or entity of the then outstanding securities of Array (the "Outstanding Voting Securities") having sufficient voting power of all classes of capital stock of Array to elect at least 50% or more of the members of the Board of Directors or having 50% or more of the combined voting power of the Outstanding Voting Securities entitled to vote generally on matters (without regard to the election of directors), subject to certain exceptions; (ii) unapproved changes in the majority of the members of the Board of Directors; (iii) certain corporate restructurings, including certain reorganizations, mergers, consolidations or sales or other dispositions of all or substantially all of the assets of Array; (iv) approval by the shareholders of Array of a plan of complete liquidation or dissolution of Array; or (v) a sale or other disposition of at least 50% of the assets of Array in a transaction that significantly alters the scope or nature of the Company's remaining business, taken as a whole (as determined by the LTICC in its sole discretion).
In the event of a LTIP Change in Control, the Board of Directors (as constituted prior to the LTIP Change in Control) may in its discretion, but will not be required to, make such adjustments to outstanding awards under the 2013 LTIP or 2022 LTIP as it deems appropriate, including without limitation, (i) accelerating the vesting or exercisability of some or all outstanding awards, and/or to the extent legally permissible, causing any applicable restriction or performance period to lapse in full or part; (ii) causing any applicable performance measures to be deemed satisfied at the target, maximum or any other level determined by the Board of Directors (as constituted prior to the LTIP Change in Control); (iii) requiring that the shares of stock into which Common Shares are converted pursuant to the LTIP Change in Control be substituted for some or all of the Common Shares subject to outstanding awards, with an appropriate adjustment as determined by the LTICC (or, with respect to awards granted under the 2022 LTIP, the Board of Directors as constituted prior to the LTIP Change in Control); and/or (iv) requiring outstanding awards, in whole or part, to be surrendered to Array in exchange for a payment of cash, shares of capital stock of the company resulting from or succeeding to the business of Array in connection with the LTIP Change in Control, or the parent thereof, or a combination of cash and shares.
In addition, outstanding awards will become fully vested (based on the greater of target and actual performance through the date of such LTIP Change in Control for performance-based awards subject to in-progress performance periods and actual performance for performance-based awards subject to completed performance periods) if they are not continued, substituted or assumed in connection with an LTIP Change in Control or certain strategic scenarios involving the consummation of a sale or other disposition of assets of Array, whether by reorganization, merger, sale, transfer or otherwise, or series of related sales or dispositions that (i) comprises less than all or substantially all of the assets of Array but significantly alters the scope or nature of Array’s remaining business, taken as a whole, and (ii) with respect to any employee, (x) results in the sale or other disposition of the portion of Arrays’s business to which such employee devotes more than 50% of such employee’s working time as of immediately prior to the transaction and (y) otherwise materially directly and adversely impacts such employee’s duties (a “Qualifying Transaction”). Also, if the award is continued or assumed but the award holder's employment is terminated within two years of the LTIP Change in Control or Qualifying Transaction by the Company, the acquiring company, or any of their respective affiliates without cause or by the award holder for good reason, then (i) the award holder's outstanding awards that are subject solely to service-based vesting or are performance awards eligible for deemed achievement of the applicable performance measures will become fully vested upon such holder’s termination of employment and will be settled within sixty days following such termination; (ii) the award holder's outstanding awards that are performance awards for which the applicable performance measures have not been achieved (or are not eligible for deemed achievement) will be deemed satisfied at target performance achievement upon such holder’s termination of employment and will be settled within sixty days following such termination; and (iii) service-based vesting conditions applicable to outstanding performance awards for which the applicable performance measures have not been achieved (or are not eligible for deemed achievement) will be deemed satisfied upon the holder’s termination of employment and such performance awards will otherwise remain subject to the terms of the applicable award agreement solely to the extent actual performance achievement exceeds target performance achievement. The consummation of the previously-announced strategic transaction with T-Mobile on August 1, 2025 constituted a LTIP Change in Control or Qualifying Transaction for purposes of the 2013 LTIP and 2022 LTIP.
The provisions of the 2013 LTIP and 2022 LTIP addressing the treatment of awards upon a LTIP Change in Control did not apply to Laurent C. Therivel’s Accomplishment Award, as defined above, and the provisions addressing the treatment of awards upon a Qualifying Transaction applied to one-third (1/3) of his Accomplishment Award. The actual treatment of the Accomplishment Award in connection with the Closing is described above under "Impact of Strategic Transactions and 2025 Management Transitions".

Executive Severance Policy
The Company maintains a cash severance policy applicable to its executive officers (the “Executive Severance Policy”) that makes them eligible to receive severance pay in the event that their employment is terminated as a result of an “involuntary separation without cause.” In that event, subject to their execution and non-revocation of a release of claims in favor of the Company, TDS and its affiliates, they will be entitled to receive severance pay in a lump sum cash payment equal to one year of base pay at the time of separation. The Executive Severance Policy also provides the Company with the discretion to provide the executive officers with additional benefits (e.g., prorated annual bonuses, COBRA premiums). The NEOs other than Mr. Therivel were eligible for severance under the Executive Severance Policy in 2024.
2025 Management Transitions
As described above, effective upon the Closing, the employment of each of Messrs. Therivel, Irizarry and Lowell was terminated without cause. In connection with his separation and subject to his execution and non-revocation of a release of claims, Mr. Therivel was entitled to receive (i) in accordance with the terms of the Therivel Letter Agreement, a lump sum severance amount equal to his then current annual base salary; (ii) a prorated annual bonus for 2025 based on actual performance; (iii) the cost of COBRA continuation coverage for one year; and (iv) outplacement services for one year. In connection with the Closing and in accordance with the Therivel Letter Agreement, the Chair recommended, and the Board of Directors approved, the accelerated vesting of one-third of his Accomplishment Award and the full accelerated vesting of Mr. Therivel’s remaining unvested equity awards, effective immediately prior to the Closing. The remaining two-thirds of the Accomplishment Award was forfeited. Pursuant to the Therivel Letter Agreement, Mr. Therivel is subject to one year post-termination non-competition and non-solicitation of employees and customers restrictive covenants. Mr. Therivel’s breach of any of the restrictive covenants would entitle the Company to injunctive relief and the payment of any reasonable attorneys’ fees, in addition to any other remedies to which the Company may be entitled.
In connection with their terminations of employment, and pursuant to the terms of the Company’s executive severance policy and subject to their execution and non-revocation of a release of claims, Messrs. Irizarry and Lowell were paid a lump sum cash payment equal to the sum of (i) their then-current annual base salary, (ii) a prorated annual bonus for 2025 based on actual performance, and (iii) the cost of COBRA continuation coverage for one year. In addition, in accordance with the terms of the 2013 LTIP and the 2022 LTIP and the applicable award agreements, Messrs. Irizarry and Lowell’s outstanding equity awards fully vested upon their terminations of employment, based on target performance with respect to performance-based awards for which performance previously had not been certified. In addition, in accordance with the terms of the Company’s supplemental executive retirement plan, or SERP, the Company made a contribution to the SERP on behalf of each of Messrs. Irizarry and Lowell in connection with their separations, which contributions represent the Company contributions that would have been made to the TDS Pension Plan on behalf of such NEOs but for certain limitations under the Internal Revenue Code and the TDS Pension Plan. In addition, Messrs. Irizarry and Lowell’s company cars were transferred to them in connection with the Closing. In accordance with the terms of the TDS Pension Plan, in connection with their separations, a Company contribution to the TDS Pension Plan was made on behalf of Messrs. Irizarry and Lowell for the 2025 plan year, in an amount equal to the sum of (A) 3% of their compensation up to the Social Security wage base, plus (B) 6% of their compensation in excess of the Social Security wage base up to the compensation limit applicable to the TDS Pension Plan under tax laws. Messrs. Irizarry and Lowell are each subject to one year post-termination non-solicitation of employees and customers restrictive covenants.
In connection with his appointment as President and Chief Executive Officer, Mr. Chambers and Array entered into the Equity Acceleration Agreement, pursuant to which Mr. Chambers’ outstanding equity awards vested in full immediately following the Closing, based on target performance with respect to Mr. Chambers’ performance-based awards granted in 2025. If Mr. Chambers voluntarily resigns his employment with Array and its affiliates other than for Good Reason prior to the Retention Date, or if he fails to satisfactorily meet performance expectations through the Retention Date, then Mr. Chambers will be required to pay to Array a cash amount equal to the fair market value of the shares that were subject to the portions of his equity awards that vested pursuant to the Equity Acceleration Agreement.
Table of Potential Payments upon Termination or Change in Control
The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a NEO at, following, or in connection with any termination of employment including by resignation, severance, retirement, disability or a constructive termination of a NEO, or a change in control or a change in the NEO's responsibilities. Also, the following table does not repeat information disclosed above under the Nonqualified Deferred Compensation table or Outstanding Equity Awards at Fiscal Year-End table, except to the extent that the amount payable to the NEO would be enhanced or accelerated by the termination event or change in control.
The following table provides quantitative disclosure, assuming that the triggering event took place on December 31, 2024, the last business day of 2024 and, if applicable, that the price per share of the Array Common Shares was $62.72, the closing market price as of December 31, 2024. Please see above for a description of the payments and benefits actually received by the NEOs in connection with the Closing and/or their separations from the Company in 2025.
Additional payments may become due under the 2013 LTIP and 2022 LTIP as a result of the acceleration of the vesting of stock options, performance share units, restricted stock units and/or bonus match units upon the following triggering events: (i) a qualified disability, (ii) a qualifying transaction, (iii) death, (iv) a change in control, and (v) a qualified retirement.

2024 Table of Potential Payments upon Termination or Change in Control

Name	Early Vesting of Stock Awards	Other	Total
Laurent C. Therivel
Unvested Restricted Stock Unit Awards and Bonus Match Units for 292,501 Common Shares (1)	$18,345,663		$18,345,663
Unvested Performance Share Unit Awards for 309,893 Common Shares (1)(2)	$19,436,489		$19,436,489
Unvested Accomplishment Award for 48,340 Common Shares (1)	$3,031,905		$3,031,905
One-Year of Current Salary as Severance (3)		$903,200	$903,200
Aggregate Totals	$40,814,057	$903,200	$41,717,257
Douglas W. Chambers
Unvested Restricted Stock Unit Awards for 66,151 Common Shares	$4,148,991		$4,148,991
Unvested Performance Share Unit Awards for 93,746 Common Shares (2)	$5,879,749		$5,879,749
One-Year of Current Salary as Severance (3)		$602,447	$602,447
Aggregate Totals	$10,028,740	$602,447	$10,631,187
Michael S. Irizarry
Unvested Restricted Stock Unit Awards for 84,494 Common Shares	$5,299,464		$5,299,464
Unvested Performance Share Unit Awards for 120,195 Common Shares (2)	$7,538,630		$7,538,630
One-Year of Current Salary as Severance (3)		$804,100	$804,100
Aggregate Totals	$12,838,094	$804,100	$13,642,194
Kevin R. Lowell
Unvested Restricted Stock Unit Awards for 47,809 Common Shares	$2,998,580		$2,998,580
Unvested Performance Share Unit Awards for 71,251 Common Shares (2)	$4,468,863		$4,468,863
One-Year of Current Salary as Severance (3)		$511,704	$511,704
Aggregate Totals	$7,467,443	$511,704	$7,979,147
The amounts listed in the table above represent the maximum potential value of accelerated restricted stock units, performance share units and any bonus match units assuming that a triggering event took place on December 31, 2024 and that the price per share of the registrant's securities was $62.72, the closing market price of Array Common Shares as of December 31, 2024, the last business day of 2024.
Footnotes:
(1)Pursuant to the Therivel Letter Agreement, in the event of a change in control of Array prior to April 1, 2027, the Chair would recommend that one-third of the Accomplishment Award vest and all of his other outstanding equity awards vest in full. In addition, the Therivel Letter Agreement provided that, in the event Mr. Therivel's employment was involuntarily terminated by Array without cause, he would receive pro-rated vesting of his outstanding equity awards, other than his Accomplishment Award (the value of such pro-rated awards was $20,436,246 based on the closing market price of Array Common Shares as of December 31, 2024).
(2)Represents the maximum number of unvested performance share units that would become vested based upon the greater of (i) actual achievement through December 31, 2024 and (ii) the target achievement level. The above table reflects the 2022 performance share units at the target amount since target exceeded actual achievement through December 31, 2024 and the 2023 and 2024 performance share units are reflected at the actual achievement since actual achievement exceeded target through December 31, 2024.
(3)Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment terminated involuntarily without cause prior to April 1, 2027, Array would pay him a severance amount equal to his then current annual base salary. Pursuant to the Executive Severance Policy, in the event that Mr. Chambers, Mr. Irizarry or Mr. Lowell's employment terminated as a result of an "involuntary separation without cause," they would be entitled to receive severance pay in a lump sum cash payment equal to one year of base pay.

CEO Pay Ratio
Array compared our President and CEO's annual total compensation in fiscal year 2024 to that of all other Array employees for the same period.
Our calculation includes all active employees as of December 31, 2024.
We determined the compensation of our median employee (the "Median Employee") by: calculating the annual salary/wages for each of our active employees as of December 31, 2024; ranking the annual salaries/wages of all employees, except for the President and CEO, from lowest to highest; and then identifying the median employee.
The annualized total compensation for fiscal year 2024 for Mr. Therivel, who served as our President and CEO for the entirety of fiscal year 2024, was $7,656,948 and for the Median Employee was $84,463. The resulting ratio of Mr. Therivel's pay to the pay of our Median Employee for fiscal year 2024 is 90.7 to 1.
2024 Pay Versus Performance Table

Year (1)	Summary Compensation Table Total for Therivel (2)	Compensation Actually Paid to Therivel (3)	Summary Compensation Table Total for Meyers (2)	Compensation Actually Paid to Meyers (3)	Average Compensation Table Total for Non-PEO Named Executive Officers (2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (3)	Value of Initial Fixed $100 Investment Based On: (4)		Net Income	ROC (6)
							Total Shareholder Return	Peer Group Total Shareholder Return (5)
	($)	($)	($)	($)	($)	($)	($)	($)	($)	(%)
2024	$7,656,948	$21,305,362	N/A	N/A	$2,806,953	$6,506,334	$173.05	$108.72	$(31,578,211)	3.5%
2023	$10,860,139	$20,292,980	N/A	N/A	$3,430,601	$5,828,296	$114.63	$83.83	$57,916,965	2.1%
2022	$6,908,886	$(2,341,165)	N/A	N/A	$2,521,829	$845,152	$57.54	$80.99	$34,766,807	1.5%
2021	$6,438,260	$10,105,410	N/A	N/A	$2,461,077	$2,394,782	$87.00	$85.93	$159,773,095	4.3%
2020	$9,234,730	$4,710,075	$8,663,596	$6,204,143	$2,416,338	$2,001,881	$84.71	$94.08	$233,135,149	5.1%
(1)The Principal Executive Officer ("PEO") and NEOs for the applicable years were as follows:
2024 and 2023: Laurent C. Therivel served as the Company's PEO for the entirety of 2024 and 2023 and the company's other NEOs were: Douglas W. Chambers, Michael S. Irizarry, and Kevin R. Lowell.
2022 and 2021: Laurent C. Therivel served as the Company's PEO for the entirety of 2022 and 2021 and the company's other NEOs were: Douglas W. Chambers, Michael S. Irizarry, and Deirdre C. Drake.
2020: Laurent C. Therivel assumed the role of PEO on July 1, 2020 and Kenneth R. Meyers, served as the PEO during 2020 through June 30, 2020. The Company's other NEOs for 2020 were: Douglas W. Chambers, Jay M. Ellison, Michael S. Irizarry, and Deirdre C. Drake.
(2)Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Messrs. Therivel and Meyers, and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for our other NEOs reported for the applicable year other than the PEO for such years.
(3)To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Messrs. Therivel and Meyers and for the average of the other NEOs is set forth following the footnotes to this table.
(4)Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)The TSR Peer Group consists of the component companies of the Dow Jones U.S. Telecommunications Index.
(6)The Company uses Return on Capital as our Company selected metric, which is calculated as earnings before interest, adjusted for income tax impacts, divided by the sum of total debt, right of use lease liabilities, and total equity. This metric is the sole metric used to measure performance under the PSU awards.

Compensation Actually Paid Adjustments (a)

Year	Summary Compensation Table Total	(Minus) Grant Date Fair Value of Awards Granted in Fiscal Year	Plus Fiscal Year-End Fair Value of Outstanding and Unvested Awards Granted in Fiscal Year	Plus/(Minus) Change in Fair Value of Outstanding and Unvested Awards Granted in Prior Fiscal Year	Plus Vesting Date Fair Value of Awards Granted and Vested During Fiscal Year	Plus/(Minus) Change in Fair Value of Awards Granted in Prior Fiscal Years that Vested During Fiscal Year	Equals Compensation Actually Paid
Laurent C. Therivel
2024	$7,656,948	$(5,210,668)	$10,167,414	$9,505,590	$29,165	$(843,087)	$21,305,362
Other NEO's (Average)
2024	$2,806,953	$(1,633,529)	$3,210,909	$2,360,281	—	$(238,280)	$6,506,334
(a)The assumptions used to calculate compensation actually paid are consistent with the methodology used for financial reporting purposes.
The following graphs illustrate the relationship between pay and performance, as calculated per the SEC disclosure rules.

Most important financial measures
The following is a list of financial performance measures, which in the Company's assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2024. Please see the Compensation Discussion & Analysis for further information regarding these measures and how they were used in the 2024 executive compensation program, including the Array Annual Incentive Plan and the 2024 performance share units.
•Return on Capital
•Consolidated Total Service Revenues
•Consolidated Operating Cash Flow
•Consolidated Capital Expenditures

Long-Term Incentive Compensation Committee
The principal functions of the LTICC were to discharge the Board of Directors' responsibilities relating to the long-term equity-based compensation of the executive officers and other key employees of Array; to perform all functions designated to be performed by a committee of the Board of Directors under Array's LTIP; to review and recommend to the Board of Directors the LTIPs for employees of Array (including changes thereto); and to report on long-term equity-based compensation in Array's annual proxy statement or otherwise to the extent required under any applicable rules and regulations. The charter for the LTICC provided that the committee would interpret and administer Array's LTIP, including selecting employees who would be granted awards, establishing performance measures and restriction periods, and determining the form, amount and timing of each grant of an award, the number of shares of stock subject to an award, the purchase price or base price per share of stock associated with an award, the exercise price of an option award, the time and conditions of exercise or settlement of an award and all other terms and conditions of an award.
Prior to its dissolution, under its charter, the LTICC had the authority to delegate some or all of its responsibilities and duties with respect to Array's LTIP to the Chair of Array or any executive officer of Array as the committee deemed appropriate, to the extent permitted by law, applicable listing standards and the applicable LTIP, but not regarding any award to officers of Array who were subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended. The LTICC did not delegate any authority with respect to the officers identified in the Summary Compensation Table or any other executive officers identified in this 2025 Proxy Statement. The LTICC had delegated authority to the Chair and the President and CEO of Array only with respect to persons who were not executive officers.
The Chair and/or the President and CEO and/or the Board may rely on the services of Array's compensation and employee benefits consultant, Willis Towers Watson.
Compensation Consultant
Willis Towers Watson was Array's compensation consultant and engaged by Array management. Although Willis Towers Watson was engaged by Array management, it also assisted the LTICC with respect to long-term equity-based compensation, and the Chair, who in effect functioned as the compensation committee for executive compensation other than long-term equity-based compensation.
Willis Towers Watson provided external market compensation data to Array from its executive compensation survey database and, as requested, provided recommendations on the type and amount of compensation to be granted to officers and other award recipients. In 2024, Willis Towers Watson also advised Array regarding certain compensation trends in connection with the strategic transactions described above. Willis Towers Watson generally did not provide other services to Array, except as requested from time to time with respect to specific matters. Willis Towers Watson did not provide any meaningful amount of other services to Array in 2024.
Willis Towers Watson also provides compensation consulting and other services to Array's parent company, TDS, which are described in the TDS proxy statement.
Compensation Consultant Conflicts of Interest
As required by SEC and NYSE rules, the Chair and LTICC of Array considered if the work of Willis Towers Watson raised any conflict of interest. Based on their review, it was determined that the work did not raise any conflict of interest considering the factors identified in Rule 10C-1 under the Securities Exchange Act of 1934, as amended.
As indicated under "Compensation Consultant," Array management retained Willis Towers Watson to advise on compensation matters. Neither the Array LTICC nor the Chair retained any compensation consultant but the LTICC and Chair did receive advice from Willis Towers Watson.
Willis Towers Watson did not provide any advice as to director compensation.

Risks from Compensation Policies and Practices
Based on its assessment in 2024, Array does not believe that its compensation policies and practices risks are reasonably likely to have a material adverse effect on the Company or that any portion of its compensation policies and practices encourage excessive risk taking. Array's compensation policies and practices have been developed over time with the assistance of Willis Towers Watson.
Array believes that its compensation programs do not encourage excessive risk taking for the following reasons:
•Our programs contain a mix of short and long-term compensation.
•A portion of compensation is fixed salary, discouraging any risk taking.
•Bonuses are not derived from a single performance measure which discourages risk taking. Individual and company performance components are utilized.
•Half of target long-term incentive compensation is awarded in restricted stock units which have value, unlike stock options which might be unexercisable due to stock price.
•Half of target long-term incentive compensation is awarded in performance share units linked to achievement of metrics determined by the LTICC.
Array believes there is less risk related to compensation policies and practices for non-executive officers than executive officers.
In general, Array believes that its risks are similar to those at other publicly traded companies. As a wireless company prior to Closing, it also faced risks similar to other companies in the industry.
Another factor anticipated to discourage excessive risk taking is that, depending on the facts and circumstances, Array may seek to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Compensation of Directors
The following table shows, as to directors who are not executive officers of Array or TDS, certain information regarding director compensation paid for the fiscal year ended December 31, 2024.
2024 Director Compensation

Name	Fees Earned	Stock Awards	Total
(a)	(b)	(c)
Walter C. D. Carlson	$109,250	$121,976	$231,226
Deirdre C. Drake	$109,250	$121,976	$231,226
Harry J. Harczak, Jr.	$312,000	$121,976	$433,976
Esteban C. Iriarte	$283,000	$121,976	$404,976
Gregory P. Josefowicz	$320,250	$121,976	$442,226
Cecelia D. Stewart	$311,500	$121,976	$433,476
Xavier D. Williams	$301,000	$121,976	$422,976

(a)Includes each director unless such director is an executive officer whose compensation, including any compensation for service as a director, is fully reflected in the Summary Compensation Table, except for directors who do not receive any compensation directly from Array as discussed in the next paragraph. Accordingly, the above includes only non-employee directors. Directors who are employees of TDS or its subsidiaries do not receive directors' fees.
In 2024, James W. Butman (former President and CEO of TDS Telecom), LeRoy T. Carlson, Jr., and Vicki L. Villacrez did not receive any compensation directly from Array and instead were compensated by TDS and/or one of its subsidiaries in connection with their services as an officer of TDS. A portion of LeRoy T. Carlson, Jr.'s and Vicki L. Villacrez' compensation expense incurred by TDS for 2024 was allocated to Array by TDS, along with other expenses of TDS. The allocation by TDS to Array was done in the form of a single allocation of cost pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." There was no identification or quantification of the compensation of such two persons, or of any other allocated expense in this allocation of cost to Array. The allocation of cost was recorded as a single expense by Array. Array did not obtain details of the components that make up this allocation of cost and did not separate any part of the allocation of cost to other accounts such as compensation expense. Accordingly, the compensation expenses incurred by TDS with respect to such persons were not reported in the above table. However, for purposes of disclosure, approximately 65% of the compensation expense incurred by TDS in 2024 with respect to such two persons was included by TDS in the total allocation of cost to Array for 2024. No portion of the compensation expense for James W. Butman was allocated to Array for 2024. Information with respect to TDS compensation for James W. Butman, LeRoy T. Carlson, Jr. and Vicki L. Villacrez is included in TDS' 2025 proxy statement since each is a NEO of TDS.
(b)Includes the aggregate dollar amount of all fees earned or paid in cash for services as a director during 2024, including annual retainer fees, committee and/or chairperson fees, and meeting fees.
(c)The amounts in this column represent the aggregate grant date fair value of the annual stock awards in 2024. Pursuant to the terms of the director compensation plan in effect at that time, each non-employee director who was on the board for a full-year received an annual stock award in the form of fully vested Array Common Shares having a value of $120,000 rounded up to the closest whole share on May 21, 2024. Based on the closing price of $43.01 of a Array Common Share on May 21, 2024, a total of 2,836 shares were issued to each non-employee director who was on the board for the full year.

Narrative Disclosure to Director Compensation Table
Each director who was not an employee of Array, TDS, TDS Telecom or any other subsidiary of TDS ("non-employee director") was entitled to receive the following compensation in 2024.

Compensation Element	Compensation
Annual Cash Retainer	$90,000
Annual Equity Retainer, rounded up to the closest whole share	$120,000, paid in the form of Array Common Shares based on closing stock price of Array Common Shares on the date of the Annual Meeting
Board Meeting Fees and Committee Meeting Fees - Audit, LTICC	$1,750 per meeting
Annual Committee Retainer Fees	$22,000, Chair of Audit Committee $11,000, Audit Committee $14,000, Chair of LTICC $7,000, LTICC
Under the Non-Employee Directors' Plan, annual retainers are paid quarterly in cash along with any board or committee meetings fees for meetings that occurred in the same quarter. In addition to the compensation disclosed in the table above, in August 2023, the Board of Directors approved additional compensation for the independent directors in connection with the review of strategic alternatives described elsewhere in this proxy statement. For 2024, this compensation amounted to $15,000 per month from January through November.
Directors have the authority without further shareholder approval to amend the Non-Employee Directors' Plan from time to time, including amendments to increase the amount of the compensation payable in Common Shares, provided that the total number of Common Shares issued under the plan may not exceed the number previously approved by shareholders.
Directors are also reimbursed for travel and expenses incurred in attending board and committee meetings, director education and other board or company related matters pursuant to Array's travel and expense reimbursement policy.
None of the non-employee directors had unvested stock awards or stock option awards outstanding at December 31, 2024.

Compensation Committee Interlocks and Insider Participation

LeRoy T. Carlson, Jr. is a member of the Board of Directors of TDS and Array. He is also the former Chair of Array and, as such, functioned as the compensation committee in 2024 of Array with respect to compensation other than long-term equity-based compensation. He was compensated by TDS for his services to TDS and all of its subsidiaries. However, as discussed above, a portion of Mr. Carlson's compensation paid by TDS is allocated to Array as part of the allocation of cost under the Intercompany Agreement described below. The President and CEO of Array also participates in executive compensation decisions for Array, other than with respect to the compensation of the President and CEO of Array.
In 2024, long-term equity-based compensation for executive officers was approved by Array's LTICC, which consisted of Gregory P. Josefowicz (Chairperson), Esteban C. Iriarte, and Cecelia D. Stewart, who were independent, as discussed above. None of such persons was, during 2024, an officer or employee of Array or its affiliates, was formerly an officer of Array or its affiliates or had any relationship requiring disclosure by Array under any paragraph of Item 404 of SEC Regulation S-K.
Walter C. D. Carlson, now Chair of Array, is a trustee and beneficiary of the voting trust which controls TDS, which controls Array. See "Security Ownership of Certain Beneficial Owners and Management" below.
Walter C. D. Carlson is the President and Chief Executive Officer and director and executive Chair of the Board of TDS.
In addition, the following persons had the following relationships at TDS and Array during all or part of 2024:
Douglas W. Chambers is a director and President and CEO of Array and was Array's Executive Vice President, Chief Financial Officer and Treasurer of Array and was compensated by Array.

LeRoy T. Carlson, Jr., and Vicki L. Villacrez are Array directors and did not receive any compensation directly from Array in their capacities as directors and/or executive officers of Array in 2024. Such persons were compensated by TDS in connection with their services. A portion of compensation expense incurred by TDS for Mr. Carlson and Ms. Villacrez was allocated to Array by TDS, along with other expenses of TDS. This allocation by TDS to Array was done in the form of a single allocation of cost pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." There was no identification or quantification of the compensation of such two persons, or of any other allocated expense in this allocation of cost to Array. The allocation of cost was recorded as a single expense by Array. Array did not obtain details of the components that make up this allocation of cost and did not separate any part of the cost allocation to other accounts such as compensation expense. However, for purposes of disclosure, approximately 65% of the compensation expense incurred by TDS in 2024 with respect to such two persons was included by TDS in the total allocation of cost to Array for 2024. Information with respect to TDS compensation for LeRoy T. Carlson, Jr. and Vicki L. Villacrez is included in TDS' proxy statement related to its 2025 annual meeting.
Other Relationships and Related Transactions
Array has entered into a number of arrangements and transactions with TDS. Some of these arrangements were established at a time prior to our initial public offering when TDS owned more than 90% of Array's outstanding capital stock and were not the result of arm's length negotiations. There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future. If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to us or will continue to provide us with the same level of support for our financing and other needs as TDS has provided in the past. The principal arrangements that exist between Array and TDS and the amounts paid by Array to TDS in 2024 are summarized below.
Exchange Agreement
Array and TDS are parties to an Exchange Agreement dated July 1, 1987, as amended as of April 7, 1988.
Common Share Purchase Rights; Potential Dilution. The Exchange Agreement granted TDS the right to purchase additional Common Shares of Array sold after our initial public offering, to the extent necessary for TDS to maintain its proportionate interest in our Common Shares. For purposes of calculating TDS' proportionate interest in our Common Shares, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to Array, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be reduced.
If TDS elects to exercise its purchase rights, it is required to pay cash for all Common Shares issued to it by us, unless otherwise agreed. In the case of sales by us of Common Shares for cash, TDS is required to pay the same price per Common Share as the other buyers. In the case of sales for consideration other than cash, TDS is required to pay cash equal to the fair market value of such other consideration as determined by our Board of Directors. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by us pursuant thereto could have a dilutive effect on our other shareholders. The purchase rights described above are in addition to the preemptive rights granted to TDS as a holder of Series A Common Shares under our Restated Certificate of Incorporation, as amended.
Funding of License Costs. Through the date of our initial public offering, TDS had funded or made provisions to fund all the legal, engineering and consulting expenses incurred in connection with the wireline application and settlement process and that portion of the price of cellular interests acquired by purchase that represented the cost of cellular licenses. Pursuant to the Exchange Agreement, TDS has agreed to fund as an additional capital contribution, without the issuance of additional stock or the payment of any other consideration to TDS, additional costs associated with the acquisition of the additional cellular interests that we had a right to acquire at the time of the initial public offering. Through 2024, TDS has funded approximately $67 million in license costs. TDS is obligated under the Exchange Agreement to make additional capital contributions to us under certain circumstances. Currently, TDS has no obligations with respect to additional capital contributions.
RSA Rights. Under the Exchange Agreement: (a) TDS retained all of its rights to file applications for and obtain the wireline licenses to operate cellular systems in Rural Service Areas ("RSAs"); (b) TDS retained the right to exchange these RSA rights for additional interests in cellular systems in which we have an interest or interests in cellular systems within the same or other Metropolitan Statistical Areas ("MSAs") or in RSAs; (c) TDS retained the right to acquire telephone, paging or other non-cellular companies with interests in cellular systems; (d) TDS retained the right to acquire interests in RSAs in which we indicated we did not desire to participate; and (e) the rights referred to in (a), (b), (c) and (d) above were to remain the property of TDS unless transferred to us for appropriate consideration.
Right of Negotiation. If TDS desires to sell certain of its RSA interests, TDS is required to give us the opportunity to negotiate for such interest, subject to TDS being legally able to transfer the interest free of any restrictions on its sale or transfer. If we desire to purchase any interest so offered, TDS is required to negotiate with us concerning the terms and conditions of the transaction, including the price and the method of payment. If we are unable to agree with TDS on the terms and conditions of the transaction during a 60-day negotiation period, TDS would thereafter be under no obligation to offer the interest to us, except if TDS proposed to sell the interest within a year after the end of the negotiation period at a price equal to or lower than our highest written offer during the negotiation period. In such case, we would have the right to purchase the interest at that price.

Corporate Opportunity Arrangements. As described in Proposal 3, our Restated Certificate of Incorporation, as amended, provides that, so long as at least 500,000 Array Series A Common Shares are outstanding, we may not, without the written consent of TDS, engage in any non-cellular activities.
Our Restated Certificate of Incorporation, as amended, also restricts the circumstances under which we are entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be deemed to be a "corporate opportunity" of Array. In general, under Array's existing Restated Certificate of Incorporation, as amended, so long as at least 500,000 Array Series A Common Shares are outstanding, we will not be entitled to any such "corporate opportunity" unless it relates solely to the construction of, the ownership of interests in, and/or the management of, cellular telephone systems, and then only if such corporate opportunity did not arise in any way as a result of the rights otherwise retained by TDS.The foregoing provisions are also included in the Exchange Agreement. At the 2025 Annual Meeting, shareholders will be asked to approve amendments to Array's Restated Certificate of Incorporation to update the description of Array's business as a result of the recently-closed transaction with T-Mobile.
Tax Allocation Agreement
Array has entered into a Tax Allocation Agreement with TDS under which Array has agreed to join in filing consolidated Federal income tax returns with the TDS affiliated group unless TDS requests otherwise. Pursuant to such agreement, TDS files Federal income tax returns and pays Federal income taxes for all members of the TDS consolidated group, including Array and its subsidiaries. Array and its subsidiaries pay TDS for Federal taxes based on the amount they would pay if they were filing a separate return as their own affiliated group and were not included in the TDS affiliated group. Any deficiency in tax thereafter proposed by the Internal Revenue Service for any consolidated return year that involves income, deductions or credits of Array or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at our expense. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of Array, such deficiency or refund will be payable by or to us. Under the Tax Allocation Agreement, Array made net payments of $35 million to TDS for federal income taxes in 2024.
If Array ceases to be a member of the TDS affiliated group, and for a subsequent year Array and its subsidiaries are required to pay a greater amount of Federal income tax than it would have paid if it had not been members of the TDS affiliated group after June 30, 1987, TDS will reimburse us for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by us or our subsidiaries after Array leaves the TDS affiliated group will be disregarded. No reimbursement will be required if fewer than 500,000 Array Series A Common Shares are outstanding. In addition, reimbursement will not be required on account of the income of any subsidiary of Array if (i) more than 50% of the value of the assets of such subsidiary, or (ii) more than 50% of the voting power in the election of directors of such subsidiary, is held by a person or group other than a person or group owning more than 50% of the voting power in the election of directors of TDS.
Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and Array and their subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis. Under such rules, Array made net payments of $2 million to TDS for such taxes in 2024.
Cash Management Agreement
We deposit our excess cash with TDS for investment under TDS' cash management program pursuant to the terms of a cash management and investment services agreement. Such deposits are available to us on demand and earn daily investment earnings based on our invested balance. Funds are invested in investments with the objective to preserve capital, provide adequate liquidity and earn a competitive rate of return.
Intercompany Agreement
In order to provide for certain transactions and relationships between the parties, Array and TDS have entered into an Intercompany Agreement, providing among other things, as follows:
Services, Equipment and Materials. Array and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Additionally, we purchase materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS subsidiaries. Payments by us to TDS, and TDS affiliates, for such services, and such materials and equipment, totaled $59 million in 2024.

Accountants and Legal Counsel. We have agreed to engage the firm of independent registered public accountants selected by TDS for purposes of auditing our financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. We have also agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If we use the same counsel as TDS, each of Array and TDS is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.
Indemnification. We have agreed to indemnify TDS against certain losses, claims, damages or liabilities, including those arising out of: (1) the conduct of our business (except where the loss, claim, damage or liability arises principally from TDS' gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the Intercompany Agreement.
Disposal of Company Securities. TDS will not dispose of any of our securities held by it if such disposition would result in the loss of any license or other authorization held by us and such loss would have a material adverse effect on us.
Transfer of Assets. Without the prior written consent of TDS, we may not transfer (by sale, merger or otherwise) more than 15% of our consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.
Registration Rights Agreement; Other Sales of Common Shares
Under a Registration Rights Agreement, we have agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933 or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any of our debt or equity securities that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that we will pay the fees of any counsel, accountants, trustees, transfer agents or other agents retained by Array in connection therewith. TDS has the right to select the counsel we retain to assist it to fulfill any of its obligations under the Registration Rights Agreement.
There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that we will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of 1,000,000 shares or 1% of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5,000,000. We have also granted TDS the right to include our securities owned by TDS in certain registration statements covering offerings by us and will pay all costs of such offerings other than incremental costs attributable to the inclusion of our securities owned by TDS in such registration statements.
We will indemnify TDS and its officers, directors and controlling persons against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the Registration Rights Agreement. We have the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in our judgment, any offering by us then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any of our securities owned by TDS in any registration statement filed by us which, in the judgment of the managing underwriters, would materially adversely affect any offering by us. The rights of TDS under the Registration Rights Agreement are transferable to non-affiliates of TDS.
Insurance Cost Sharing Agreement
Pursuant to an Insurance Cost Sharing Agreement, we and our officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to us on the same basis as premiums were allocated before the Insurance Cost Sharing Agreement was entered into, if the policies are the same as or similar to the policies in effect before the Insurance Cost Sharing Agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with us before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. We believe that the amounts payable by us under the Insurance Cost Sharing Agreement are generally more favorable than the premiums we would pay if we were to obtain coverage under separate policies. Payments made by Array to TDS under the Insurance Cost Sharing Agreement totaled $12 million in 2024.
Employee Benefit Plans Agreement
Under an Employee Benefit Plans Agreement, our employees participate in certain TDS-sponsored employee benefit plans. We reimburse TDS for the costs associated with such participation. Payments made by Array to TDS under the Employee Benefit Plans Agreement were less than $1 million in 2024.

Certain Relationships and Related Transactions
In addition to the foregoing, Array may from time to time enter into certain arrangements and transactions with subsidiaries of TDS, including TDS Telecom and Suttle-Straus, Inc. ("Suttle-Straus"), which provides printing and distribution services.
Sidley Austin LLP performs legal services for Array, TDS and their subsidiaries: Walter C. D. Carlson, a trustee and beneficiary of the Voting Trust that controls TDS, is the President and Chief Executive Officer and Chair of the Board and member of the Board of Directors of TDS and Chair and a member of the Board of Directors of Array. Until January 31, 2025, Mr. Carlson was Senior Counsel at Sidley Austin LLP. John P. Kelsh, the General Counsel and Assistant Secretary of TDS and certain subsidiaries of TDS, is a partner at Sidley Austin LLP. Array and its subsidiaries incurred legal costs from Sidley Austin LLP of $11 million from January 1, 2024 through June 30, 2025.
From January 1, 2024 until September 7, 2024, Anthony J. M. Carlson, a Trustee of the TDS Voting Trust and son of LeRoy T. Carlson, Jr., was employed as Array’s Senior Director Growth Marketing Strategy and Execution. On September 8, 2024, Mr. Carlson transferred to TDS Telecom as Vice President of Organizational Transformation. His average salary for 2024 was $219,981 and his aggregate 2024 bonus paid in 2025 was $91,300. During 2024, Anthony Carlson received stock awards with a grant date fair value of $101,527.
The Audit Committee of the Board of Directors is generally responsible for the review and evaluation of all related person transactions, as such term is defined by the rules of the SEC, except to the extent that the Board of Directors authorizes another committee to review specific related person transactions.
Other than as described above, Array has no policies or procedures relating to approval of transactions required to be reported under Item 404(b) of Regulation S-K and Array does not maintain any written document evidencing such policies in that regard.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2024 regarding Array Common Shares that may be issued under equity compensation plans currently maintained by Array.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	(b) Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	4,308,468	$45.51	4,357,673
Equity compensation plans not approved by security holders	—	—	—
TOTAL	4,308,468	$45.51	4,357,673

(a) Represents the number of securities to be issued upon the exercise of outstanding options or pursuant to unvested restricted stock units, unvested performance share awards, and vested and unvested deferred compensation stock units. Performance share awards are included at the final approved performance attainments for those performance metrics whose performance periods concluded on December 31, 2024, and at target for those performance metrics whose performance periods are still in progress.
(b) Only options were used in computing the weighted-average exercise price.
Footnotes:
(1)This includes the following plans that have been approved by Array shareholders:

Plan	Number of securities to be issued upon the exercise of outstanding options and rights	Number of securities remaining available for future issuance (excluding securities reflected in prior column)	Total
Non-Employee Director Compensation Plan	—	480,148	480,148
2013 LTIP	1,363,407	—	1,363,407
2022 LTIP	2,945,061	3,877,525	6,822,586
TOTAL	4,308,468	4,357,673	8,666,141
The above is based on information as of December 31, 2024 and does not reflect any changes or additions after that date.
See Note 18—Stock-Based Compensation, in the notes to the consolidated financial statements in Array's Annual Report on Form 10-K for the year ended December 31, 2024 for additional information related to equity compensation plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Array
On August 1, 2025, there were outstanding 53,370,823 Common Shares, par value $1.00 per share (excluding 1,697,396 Common Shares held by Array and a subsidiary of Array), and 33,005,877 Series A Common Shares, par value $1.00 per share, representing a total of 86,376,700 shares of common stock. As of August 1, 2025, the voting power of the Series A Common Shares with respect to matters other than the election of directors was 330,058,770 and the total voting power of all outstanding shares of capital stock was 383,429,593 votes.
Security Ownership of Array by Certain Beneficial Owners
The following table sets forth, as of August 1, 2025, or the latest practicable date, information regarding the person(s) who beneficially owned more than 5% of any class of our voting securities.

Shareholder's Name and Address	Array Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Telephone and Data Systems, Inc. 30 North LaSalle Street Chicago, Illinois 60602	Common Shares	37,782,826	70.8%	43.7%	9.9%
	Series A Common Shares(3)	33,005,877	100.0%	38.2%	86.1%
	Total	70,788,703	N/A	82.0%	95.9%

(1)The nature of beneficial ownership is sole voting and investment power unless otherwise specified.
(2)Represents voting power in matters other than the election of directors.
(3)The Series A Common Shares are convertible on a share-for-share basis into Common Shares. The above numbers of shares and percentages do not assume conversion because TDS has advised Array that it has no present intention of converting its Series A Common Shares.
Security Ownership of Array by Directors and Management
The table includes the number of shares which Directors or NEOs have the right to acquire or that become vested within 60 days of August 1, 2025, including options, restricted stock units, performance share units, vested deferred compensation stock units, and shares issuable under the Non-Employee Directors' Plan.
The ownership is as of August 1, 2025 or the latest practicable date.

Name of Individual or Number of Persons in Group	Array Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
LeRoy T. Carlson, Jr.	Common Shares	—	—	—	—
Walter C. D. Carlson	Common Shares	44,628	*	*	*
Douglas W. Chambers	Common Shares	110,900	*	*	*
Kenneth S. Dixon	Common Shares	—	—	—	—
Joseph R. Hanley	Common Shares	—	—	—	—
Harry J. Harczak, Jr.	Common Shares	21,334	*	*	*
Esteban C. Iriarte	Common Shares	9,553	*	*	*
Vicki L. Villacrez	Common Shares	—	—	—	—
Xavier D. Williams	Common Shares	6,862	*	*	*
All directors and executive officers as a group (9 persons)	Common Shares	193,277	*	*	*

* Less than 1%
(1)The nature of beneficial ownership is sole voting and investment power unless otherwise specified. Except with respect to customary brokerage agreement terms, none of the above shares is pledged as security, unless otherwise specified. Includes Common Shares as to which voting and/or investment power is shared and/or shares held by spouse and/or children.
(2)Represents the percent of voting power in matters other than the election of directors.

TDS
Several of our officers and directors also indirectly hold ownership interests in Array by virtue of their ownership of the capital stock of TDS.
Description of TDS Securities
On August 1, 2025, TDS had outstanding and entitled to vote 108,232,402 Common Shares, par value $.01 per share ("TDS Common Shares") (excluding 17,462,546 TDS Common Shares held by TDS), and 7,538,781 Series A Common Shares, par value $.01 per share ("TDS Series A Common Shares") (collectively representing a total of 115,771,183 shares of common stock).
In matters other than the election of directors, each of the TDS Series A Common Shares is entitled to ten votes and each of the TDS Common Shares is entitled to a vote per share that floats. The total voting power of the TDS Series A Common Shares was 75,387,810 votes at August 1, 2025 with respect to matters other than the election of directors. The total voting power of the TDS Common Shares was 57,534,397 votes at August 1, 2025 with respect to matters other than the election of directors. The total voting power of all outstanding shares of all classes of capital stock was 132,922,207 votes at August 1, 2025 with respect to matters other than the election of directors.
Beneficial Ownership of TDS by Directors and Executive Officers of Array
The following table sets forth as of August 1, 2025, or the latest practicable date, the number of TDS Common Shares and TDS Series A Common Shares beneficially owned, and the percentage of the outstanding shares of each such class so owned, by each director of Array, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of Array as a group. If a class of common stock is not indicated for an individual or group, no shares of such class are beneficially owned by such individual or group. For purposes of the following tables, includes the number of shares which directors or executive officers have the right to acquire or that become vested within 60 days of August 1, 2025, including options, restricted stock units, performance share units, vested deferred compensation stock units, and shares issuable under the Non-Employee Directors' Plan.

Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Trustees of TDS Voting Trust: Walter C. D. Carlson, Letitia G. Carlson, M.D., Prudence E. Carlson and Anthony J. M. Carlson(3)	TDS Common Shares	6,301,814	5.8%	5.4%	2.5%
	TDS Series A Common Shares	7,210,499	95.6%	6.2%	54.2%
LeRoy T. Carlson, Jr.(4)(5)(6)	TDS Common Shares	1,618,153	1.5%	1.4%	*
	TDS Series A Common Shares	42,683	*	*	*
Walter C. D. Carlson(4)(5)	TDS Common Shares	220,626	*	*	*
	TDS Series A Common Shares	28,739	*	*	*
Douglas W. Chambers(6)	TDS Common Shares	41,978	*	*	*
Kenneth S. Dixon	TDS Common Shares	—	—	—	—
Joseph R. Hanley(6)	TDS Common Shares	146,027	*	*	*
Harry J. Harczak, Jr.	TDS Common Shares	—	—	—	—
Esteban C. Iriarte	TDS Common Shares	—	—	—	—
Vicki L. Villacrez(6)	TDS Common Shares	153,728	*	*	*
Xavier D. Williams	TDS Common Shares	—	—	—	—
All directors and executive officers as a group (10 persons)(6)	TDS Common Shares	8,482,326	7.8%	7.3%	3.4%
	TDS Series A Common Shares	7,281,921	96.6%	6.3%	54.8%
* Less than 1%
(1)The nature of beneficial ownership is sole voting and investment power, except as otherwise set forth in these footnotes. Except with respect to customary brokerage agreement terms, none of the above shares are pledged as security, unless otherwise specified. Includes shares as to which voting and/or investment power is shared, and/or shares held by spouse and/or children.
(2)Represents the percent of voting power in matters other than the election of directors.

(3)The shares listed are held by the persons named as trustees under the TDS Voting Trust which expires on June 30, 2035, created to facilitate long-standing relationships among the trust certificate holders. The trustees share voting and investment power. The address of the trustees of the TDS Voting Trust in their capacities as such is c/o Telephone and Data Systems, Inc., 30 N. LaSalle St., Suite 4000, Chicago, IL 60602. Under the terms of the TDS Voting Trust, the trustees hold and vote the TDS Common Shares and TDS Series A Common Shares held in the trust. If the TDS Voting Trust were terminated, the following individuals, directly or indirectly with their spouses, would each be deemed to own beneficially more than 5% of the outstanding TDS Series A Common Shares: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Prudence E. Carlson and Letitia G. Carlson, M.D. The above numbers of shares and percentages do not assume conversion of the TDS Series A Common Shares because the trustees have advised TDS that the TDS Voting Trust has no current intention of converting its TDS Series A Common Shares.
(4)Does not include TDS Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (1,813,044), Walter C. D. Carlson (2,090,712).
Includes TDS Common Shares held outside Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (396,222).
(5)Does not include TDS Series A Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (1,978,613), Walter C. D. Carlson (2,446,898).
Includes TDS Series A Common Shares held outside Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (24,524).
(6)Includes the following number of Common Shares that may be acquired pursuant to stock options, restricted stock units and/or performance share units which are currently vested or will vest within 60 days after August 1, 2025: Douglas Chambers, 28,817 Common Shares; LeRoy T. Carlson, Jr., 326,934 Common Shares; Vicki L. Villacrez, 59,145 Common Shares; Joseph R. Hanley, 49,313 Common Shares; all other executive officers as a group, and all directors and executive officers as a group, 464,209 Common Shares. Includes the following number of Common Shares underlying vested deferred compensation stock units: Douglas Chambers, -0- Common Shares; LeRoy T. Carlson, Jr., 54,538 Common Shares; Vicki L. Villacrez, -0- Common Shares; Joseph R. Hanley, -0- Common Shares all other executive officers as a group, -0- Common Shares; and all directors and executive officers as a group, 54,538 Common Shares.

Security Ownership of TDS by Certain Beneficial Owners
In addition to persons listed in the preceding table and the footnotes thereto, the following table sets forth as of August 1, 2025, or the latest practicable date, except to the extent indicated otherwise in the footnotes, information regarding each person who is known to TDS to own beneficially more than 5% of any class of voting securities of TDS, based on publicly available information and TDS' stock records. Some of the information below is based on reports filed by the below shareholders reporting TDS shares held as of December 31, 2024 and, in the absence of any SEC filings indicating otherwise, it was assumed that there was no change to such information between year-end and August 1, 2025.

Shareholder's Name and Address	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022(3)	Common Shares	14,766,736	13.6%	12.8%	5.9%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(4)	Common Shares	12,248,615	11.3%	10.6%	4.9%
Third Point LLC 55 Hudson Yards New York, NY 10001(5)	Common Shares	6,000,000	5.5%	5.2%	2.4%

(1)The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.
(2)Represents voting power in matters other than the election of directors.
(3)Based on the most recent Schedule 13G (Amendment No. 18) filed with the SEC on April 28, 2025, BlackRock, Inc. and its affiliates report sole voting authority with respect to an aggregate of 14,584,034 Common Shares, and sole investment authority with respect to an aggregate of 14,766,736 Common Shares.
(4)Based on the most recent Schedule 13G (Amendment No. 11) filed with the SEC, The Vanguard Group reports shared voting power with respect to 93,121 TDS Common Shares, sole investment authority with respect to 12,052,829 TDS Common Shares, and shared investment authority with respect to 195,786 TDS Common Shares.
(5)Based on the most recent Schedule 13G filed with the SEC on December 26, 2024, Third Point LLC reports shared voting with respect to 6,000,000 Common shares and sole investment authority with respect to 6,000,000 Common Shares.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2026 ANNUAL MEETING

We expect to hold the 2026 annual meeting on or around May 19, 2026, at a time and location to be announced later and to file and mail our definitive proxy statement on April 7, 2026. The Board may change this date in its discretion.
Pursuant to SEC Rule 14a-8, proposals of shareholders intended to be included in Array's proxy statement and form of proxy relating to the 2026 Annual Meeting must be received by Array's Corporate Secretary at Array's principal executive offices not later than December 8, 2025.
In addition, pursuant to Array's bylaws, proposals by shareholders intended to be presented at the 2026 Annual Meeting (other than proposals submitted pursuant to SEC Rule 14a-8), must be received by Array at its principal executive offices not earlier than December 20, 2025 and not later than January 19, 2026 for consideration at the 2026 Annual Meeting and must otherwise comply with the procedures set forth in Array's Bylaws.

Pursuant to Array’s Bylaws, nominations by a shareholder for election to the Board of Directors, must be received by Array’s Corporate Secretary at Array’s principal executive offices not earlier than December 20, 2025 and not later than the close of business on January 19, 2026 for consideration at the 2025 Annual Meeting and must otherwise comply with the procedures set forth in Array’s Bylaws.
To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Array’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2026.
OTHER MATTERS

The Board of Directors has no knowledge of any other proposals that may be properly presented at the Annual Meeting and no other proposals were received by Array by the date specified by the advance notice provision in Array's Bylaws. The proxy solicited by the Board of Directors for the 2025 Annual Meeting confers discretionary authority to the proxies named herein to vote on matters that may properly come before such meeting or any postponement, adjournment or recess thereof, in addition to the foregoing proposals, the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. If the meeting is adjourned or postponed, the named proxies can vote such shares at the adjournment or postponement.

SOLICITATION OF PROXIES

Proxies are being solicited by your Board of Directors and its agents, and the cost of solicitation will be paid by Array. Officers, directors and regular employees of Array, acting on behalf of the Board of Directors, may also solicit proxies by mail, email, advertisement, telephone, press release, employee communication, postings on Array's Internet website and Intranet website or in person. We will not pay such person's additional compensation for their proxy solicitation efforts. Array will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons. Array's parent, TDS, has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. The standard fee charged by MacKenzie Partners, Inc. to TDS for proxy solicitation in connection with an uncontested annual meeting is $15,000 plus reimbursement of out-of-pocket expenses.

FINANCIAL AND OTHER INFORMATION
We will furnish you or any shareholder as of the record date without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including the financial statements and the schedules thereto, upon written or oral request, and will provide copies of the exhibits to any such documents upon payment of a reasonable fee that will not exceed our reasonable expenses incurred in connection therewith. Requests for such materials should be directed to Array Digital Infrastructure, Inc., c/o Telephone and Data Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602, Attention: Investor Relations, telephone (312) 630-1900.
In addition, to the extent that, as permitted by SEC rules, Array delivers only one copy of an annual report to shareholders, proxy statement or notice of Internet availability of proxy materials to an address that is shared by separate persons who are shareholders (addressed to such shareholders as a group), Array shall deliver promptly additional copies of any of such documents without charge to any shareholder located at such shared address upon written or oral request by such shareholder. Requests should be directed as indicated in the preceding paragraph.

OTHER BUSINESS
It is not anticipated that any action will be asked of the shareholders other than those set forth above, but if other matters are properly brought before the 2025 Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

By order of the Board of Directors

JANE W. MCCAHON Vice President and Corporate Secretary

All shareholders are urged to sign, date and mail their proxy card promptly or vote on the Internet in accordance with the instructions set forth on the proxy card

APPENDIX A

Proposed Revisions to the Company’s Certificate of Incorporation
ARTICLE III
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; provided, however, that, so long as not less than 500,000 Series A Common Shares are outstanding, the corporation, without the written consent of TDS, shall not, directly or indirectly (through a Subsidiary of the corporation or any other person or otherwise) for its own account or that of another, own, invest or otherwise have an interest in, lease, operate or manage any business other than a ~~business engaged solely in the construction of, the ownership of interests in and/or the management of cellular telephone systems~~ wireless communication tower business, including owning property customarily used in, and engaging in activities customarily engaged in by, such a business.

ARTICLE VII
No opportunity, transaction, agreement or other arrangement to which TDS, or any other person in which TDS has or acquires a financial interest, is or shall become a party, shall be the property or a corporate opportunity of the corporation or its Subsidiaries, unless (a) not less than 500,000 Series A Common Shares are outstanding, and (b) such opportunity, transaction, agreement or other arrangement (i) relates solely to ~~the construction of,~~ the ownership of interests in and/or the management of a wireless communication tower business, including owning property customarily used in, and engaging in activities customarily engaged in by, such a business, ~~cellular telephone systems, provided that such opportunity, transaction, agreement or other arrangement~~ and (ii) arose after August 1, 2025 ~~did not arise in any way as a result of the rights of TDS or such other person to construct, own interests in and/or manage cellular telephone systems in areas designated as Rural Service Areas by the Federal Communications Commission, or as a result of exchanging some or all of such rights~~. The existence or presence of the condition set forth in clause (b) in the immediately preceding sentence shall not be deemed to entitle the corporation conclusively to the benefit of such opportunity, transaction, agreement or other arrangement.

Array DIGITAL INFRASTRUCTURE

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by October 8, 2025 at 11:59 p.m. Central Time. Internet voting for shares underlying held in your 401(k) Plan be received by 1:00 a.m. Central Time on October 7, 2025.

Online
Go to www.investorvote.com/AD
or scan the QR code — login details are located in the shaded bar below.

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Sign up for electronic delivery at www.investorvote.com/AD

Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3, and 4.

1. Election of Directors:

	For	Withhold
01 - H. J. Harczak, Jr.	☐	☐
02 - E. C. Iriarte	☐	☐
03 - X. D. Williams	☐	☐

	For	Against	Abstain
2. Ratify accountants for 2025	☐	☐	☐
3. Charter Amendments to reflect changes in Array's business	☐	☐	☐
4. Advisory vote to approve executive compensation	☐	☐	☐

5. In accordance with their discretion, to vote upon all other matters that may properly come before the Annual Meeting and any postponement, adjournment or recess thereof, including matters incidental to the Conduct of the meeting, to the extent permitted by Rule 14a-4(c) under the Securities Act of 1934, as amended.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

3 3 B V

046K8B

The 2025 Annual Meeting of Shareholders of Array Digital Infrastructure, Inc. will be held on October 9, 2025, at 8:30 a.m. Central Time, virtually via the Internet at meetnow.global/MFYXJQ4.

This proxy statement is available at: investors.arrayinc.com/financials/proxy-vote

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/AD

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Array Digital Infrastructure, Inc

Proxy for COMMON SHARES Solicited on Behalf of the Board of Directors for the Annual Meeting of the Shareholders of ARRAY DIGITAL INFRASTRUCTURE, INC. To Be Held on October 9, 2025

The undersigned hereby appoints Walter C. D. Carlson and Douglas W. Chambers, or either of them acting in the absence of the other, with full power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 2025 Annual Meeting of the Shareholders of Array Digital Infrastructure, Inc. to be held on Thursday, October 9, 2025, or at any postponement, adjournment or recess thereof, as set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby revokes any and all other proxies heretofore given by the undersigned to vote as such Annual Meeting of Shareholders and any postponement, adjournment or recess thereof.

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card, and mail the card in the enclosed postage paid envelope addressed to Array Digital Infrastructure, Inc. c/o Computershare Trust Company, N.A. If "401K" is indicated next to the share amount on the reverse side, this is a ballot for instructing The Northern Trust Company, the trustee of the 401(k) Plan ("Trustee") how to vote the shares of Array Digital Infrastructure, Inc. stock underlying units allocated to your Tax-Deferred Savings Plan ("401(k) Plan") account. Indicate your voting instructions for the proposal on the ballot, sign and date it, and return it in the envelope provided. Your ballot must be received on or before October 6, 2025, in order to be counted. Internet voting for shares underlying units held in your 401(k) Plan will be available until 1:00 a.m. Central Time October 7, 2025. Your voting instructions will be kept confidential. If you properly sign and return your ballot, The Northern Trust Company, as Trustee of the 401(k) Plan, will vote your shares according to your instruction, except as otherwise provided in accordance with applicable law or the 401(k) Plan's governing documents. If this voting instruction card is not properly completed and signed, or if it is not timely received by the designated tabulator, shares underlying units allocated to your account for the 401(k) Plan will be voted in the same proportion as the shares for which completed instructions are received unless otherwise directed by the Investment Management Committee for the 401(k) Plan, which shall act in the best interest of the Plan participants.

(Continued and to be signed on Reverse Side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.